UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

CHC Group Ltd.
(Exact name of Registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

CHC Group Ltd.
190 Elgin Avenue
George Town
Grand Cayman, KY1-9005
Cayman Islands
(604) 276-7500
July 30, 2014
Dear Fellow Shareholder:
On behalf of the Board of Directors and management of CHC Group Ltd., I cordially invite you to attend our Annual General Meeting of Shareholders (the “Annual Meeting”). The meeting will be held on Thursday, September 11, 2014 at 8:00 a.m. local time at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022. The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.
We hope that you will be able to attend the meeting. However, regardless of whether you are present in person, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 1 of the proxy statement.
Thank you for your continued support of CHC Group Ltd.
Sincerely yours,

William J. Amelio
President and Chief Executive Officer

CHC Group Ltd.
190 Elgin Avenue
George Town
Grand Cayman, KY1-9005
Cayman Islands
(604) 276-7500

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On September 11, 2014

You are cordially invited to attend the Annual General Meeting of Shareholders (the “Annual Meeting”) of CHC Group Ltd., a Cayman Islands exempted company (“we,” “CHC” or the “Company”). The meeting will be held on Thursday, September 11, 2014 at 8:00 a.m. local time at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022 to consider the following proposals:

1.	To elect the Board’s two nominees for director named herein to hold office until the 2017 annual general meeting of shareholders;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement (the “Proxy Statement”);

3.	To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers;

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 30, 2015; and

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice.
The record date for the Annual Meeting is July 23, 2014. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Russ Hill
Corporate Secretary
George Town, Grand Cayman, Cayman Islands
July 30, 2014

You are cordially invited to attend the Annual Meeting in person. It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically over the internet or by telephone, or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

i

CHC Group Ltd.

190 Elgin Avenue
George Town
Grand Cayman, KY1-9005
Cayman Islands

PROXY STATEMENT
FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 11, 2014
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
We are providing you with these proxy materials because our Board of Directors is soliciting your proxy to vote at the Company’s Annual Meeting, including at any adjournments or postponements thereof, to be held on Thursday, September 11, 2014 at 8:00 a.m. local time at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and the Company’s 2014 Annual Report on Form 10-K for the fiscal year ended April 30, 2014 (the “2014 Annual Report”), are being distributed or made available on or about July 30, 2014.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this Proxy Statement and the 2014 Annual Report, over the internet. Consequently, the Company’s shareholders generally will not receive paper copies of our proxy materials unless they request them. We have instead sent a Notice of Internet Availability of Proxy Materials , or the Notice, to our shareholders of record with instructions for accessing the proxy materials and voting over the internet or by telephone. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about July 30, 2014 to all shareholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after August 9, 2014. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Thursday, September 11, 2014 at 8:00 a.m. local time at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022. Directions to the Annual Meeting are as follows:

From La Guardia Airport: Take Grand Central Parkway to Triboro Bridge/FDR to East 49th Street. Make a right on to 49th Street. Take 49th to Park Avenue. Make a right on Park Avenue, The location of the Annual Meeting is on the right.
From John F. Kennedy International Airport: Take Van Wyck Expy. north to Grand Central Pkwy, follow to the Long Island Expy. Take the Midtown Tunnel to 34th Street, right on 3rd Ave, left on to 49th St, west to Park Ave. Make a right on Park Ave. The location of the Annual Meeting is on the right.
From Newark International Airport: Take the Lincoln Tunnel into the city. Go north on 8th Avenue, turn right on 48th Street, turn left onto Park Avenue. The location of the Annual Meeting is on the right.
Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on July 23, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 81,399,430 ordinary shares outstanding and entitled to vote, including 811,205 restricted ordinary shares that were unvested as of the record date.
Shareholder of Record: Shares Registered in Your Name
If on July 23, 2014 your shares were registered directly in your name with CHC’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your share electronically over the internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on July 23, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Election of two Class I directors;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers; and

•	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending April 30, 2015.

What are the Board’s recommendations?
The Board recommends a vote:

•	“For” election of the nominated directors;

•	“For” approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules;

•	For “three years” as the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers; and

•	“For” ratification of appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending April 30, 2015.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit shareholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on September 10, 2014 to be counted.

•
To vote through the internet, go to www.envisionreports.com/HELI to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on September 10, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each ordinary share you own as of July 23, 2014.
What happens if I do not vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet, or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, or 3 without your instructions, but may vote your shares on Proposal 4.
What if I return a proxy card or otherwise vote but do not make specific choices?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares held in “street name” and you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal. We encourage you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all four proposals.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson Inc. may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson Inc. will be paid its customary fee for certain shareholder meeting services of approximately $6,500 plus certain additional fees and out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to CHC Group Ltd.’s Corporate Secretary at 190 Elgin Avenue George Town, Grand Cayman, KY1-9005, Cayman Islands.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card, telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are shareholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 1, 2015, to Corporate Secretary; 190 Elgin Avenue George Town, Grand Cayman, KY1-9005, Cayman Islands and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Pursuant to our Amended and Restated Memorandum and Articles of Association (which we refer to as our Articles of Association), if you wish to submit a proposal (including a director nomination) at the meeting, you must give notice of such proposal in writing and such proposal must be received by Corporate Secretary not before May 14, 2015 nor after June 13, 2015. However, if our 2015 Annual General Meeting of Shareholders is held before August 12, 2015, or after October 11, 2015, notice by the shareholder must be received no later than the close of business on the later of the 90th day prior to the 2015 Annual General Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2015 Annual General Meeting of Shareholders is first made. You are also advised to review our Articles of Association, which contain additional requirements about advance notice of shareholder proposals and director nominations.

In addition, the proxy solicited by the Board of Directors for the 2015 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with timely notice and (ii) any proposal made in accordance with our Articles of Association, if the 2015 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of shareholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2 and 4 and will have the same effect as “Against” votes. Abstentions will have no effect and will not be counted towards the vote total for Proposal 3. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal, except for Proposal 4. We do not expect that there will be any broker non-votes for Proposal 4, but if there are, broker non-votes will have the same effect as “Against” votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•
For the election of directors, the two Class I nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Broker non-votes and “Withheld” will have no effect.

•
To be approved, Proposal 2, advisory approval of the compensation of the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
For Proposal 3, the advisory vote on the frequency of shareholder advisory votes on executive compensation, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be considered the frequency preferred by the shareholders. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, Proposal 4, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending April 30, 2015, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes; however, Proposal 4 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal 4.

What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 81,399,430 shares outstanding and entitled to vote, including 811,205 restricted ordinary shares that were unvested as of the record date. Thus, the holders of 40,699,716 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, within half an hour from the time appointed for the Annual Meeting, the Annual Meeting will stand adjourned to the same day in the next week, at the same time and place.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
CLASSIFIED BOARD
The Company’s Board is divided into three classes, designated Class I, Class II and Class III. The term of the Class I directors will expire at the Annual Meeting; the term of the Class II directors will expire on the date of the Company’s 2015 annual general meeting of shareholders; and the term of the Class III directors will expire on the date of the Company’s 2016 annual general meeting of shareholders. At each annual general meeting of shareholders, successors to the class of directors whose term expires at that annual general meeting are elected for a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors; provided that a vacancy created by any director designated by 6922767 Holding (Cayman) Inc. (“CHC Cayman”) will be filled by a new designee of First Reserve Management L.P. (“First Reserve”). A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has seven members and there are no vacancies on the Board. There are currently two directors in Class I, the class whose term expires at the Annual Meeting, both of whom is standing for election at the Annual Meeting. Both directors were nominated for election by the Board upon the recommendation of the Nominating and Corporate Governance Committee of the Board (“Nominating Committee”). Each of the nominees is currently a director of the Company who was previously elected by the shareholders and was recommended for reelection to the Board. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the 2017 annual general meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the annual general meetings of shareholders.
In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual Meeting in person or by proxy. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Nominating Committee.
The following table sets forth the names, ages and positions of the directors of the Board as of July 23, 2014, the record date:

Name	Age	Position
William J. Amelio	56	President, Chief Executive Officer and Director
Francis S. Kalman	67	Director
Jonathan Lewis	52	Director
William E. Macaulay	68	Director and Chairman of the Board
John Mogford	61	Director
Jeffrey K. Quake	40	Director
Dod E. Wales	37	Director

There are no familial relationships among our directors and executive officers.
The following includes a brief biography of each nominee for director and each of our other current directors, including their respective ages as of July 23, 2014. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating Committee and the Board to determine that the applicable nominee or other current director should serve as a member of the Board.

Class I Director Nominees for Election for a Three-year Term Expiring at the 2017 Annual General Meeting
Jonathan Lewis is senior vice president, Completion and Production Division of Halliburton, which he joined in 1996. Prior to joining Halliburton, Dr. Lewis taught graduate students and managed commercially funded research groups through academic positions at Imperial College in London, England, and Heriot-Watt University in Edinburgh, Scotland. Dr. Lewis has been Chairman of the board of directors of the Petrotechnical Open Standards Consortium and a member of the board of directors of ASF Portal. Dr. Lewis holds a Bachelor of Science degree in Geology from Kingston University, a Ph.D. in Geology/Sedimentology from the University of Reading, and is a graduate of the Stanford Executive Program of the Stanford University Graduate School of Business.
John Mogford is a Managing Director of First Reserve, which he joined in 2009. Mr. Mogford’s responsibilities at First Reserve include providing direct operational support and guidance to First Reserve’s portfolio company executives as well as strategic advice to First Reserve investment teams. Prior to joining First Reserve, Mr. Mogford spent 32 years at BP in various roles, including Executive Vice President for Refining, Head of Refining at BP plc, and Chief Operating Officer of Refining sub-segment of BP plc. Mr. Mogford served as a Member of the BP Executive Management Team, and was also one of ten members of BP’s Executive Committee. Mr. Mogford has been a Non-Executive Director of The Weir Group PLC since June 2008 and Midstates Petroleum Company, Inc. since March 2011. Mr. Mogford holds a Bachelor of Engineering from Sheffield University and is a Fellow of the Institute of Mechanical Engineers. He has also received business qualifications from INSEAD and Stanford Universities.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.
Class II Directors Continuing in Office Until the 2015 Annual General Meeting
Francis S. Kalman is a senior advisor to a private investment subsidiary of Tudor, Pickering, Holt & Co., LLC, which specializes in direct investments in upstream, oilfield service and midstream companies. Since May 2011, he has served on the board of directors of Ensco plc and Kraton Performance Polymers, Inc. Since June 2013, he has served on the board of directors of Weatherford International Ltd. From August 2005 to May 2011, Mr. Kalman served on the board of directors of Pride International, Inc. From February 2002 until his retirement in February 2008 and from February 2002 until April 2007, Mr. Kalman served as Executive Vice President and as Chief Financial Officer of McDermott International, Inc., respectively. Mr. Kalman holds a B.S. degree in Accounting from Long Island University.
Jeffrey K. Quake is a Managing Director of First Reserve, which he joined in 2005. His responsibilities at First Reserve include investment origination, structuring, execution, monitoring and exit strategy, with particular emphasis on the global equipment manufacturing and services sector. Prior to joining First Reserve, Mr. Quake was a member of the investment team at J.P. Morgan’s private equity fund for five years. Prior to J.P. Morgan, he was a member of the Corporate Finance team at Lehman Brothers, Inc. Mr. Quake currently serves on the board of directors for AFGlobal Corporation and FR Utility Services Holdings, LLC. Mr. Quake holds a Bachelor of Arts from Williams College and a Master of Business Administration from Harvard Business School.
Dod E. Wales is a Director of First Reserve, which he joined in 2004. His responsibilities at First Reserve range from investment origination, structuring, execution, monitoring and exit strategy, with particular focus on the global equipment, manufacturing and services sector. Prior to joining First Reserve, Mr. Wales spent three years as a member of the investment banking team at Credit Suisse First Boston in the Distressed Finance and Restructuring Group. Mr. Wales holds a Bachelor of Arts in History from Stanford University.
Class III Directors Continuing in Office Until the 2016 Annual General Meeting
William J. Amelio joined us on August 10, 2010 and has extensive international experience with several major corporations. From 2005 to 2009, Mr. Amelio was President and CEO of the Lenovo Group, the global personal computer maker, where he managed the integration of the IBM personal computer business, implemented a business transformation program and globalized the Lenovo computer brand. During his career Mr. Amelio has also led businesses in leading companies such as Dell, NCR and AlliedSignal. Mr. Amelio holds a Master’s degree in Management from

Stanford University and a Bachelor of Science degree in Chemical Engineering from Lehigh University. Through the Amelio Foundation, Mr. Amelio and his wife founded Caring for Cambodia, a non-profit organization that aims to educate the children of Cambodia through building schools, training teachers and providing for basic human needs. Mr. Amelio has served on the board of directors of Avnet, Inc., a distributor of electronic and computer products, since May 2014.
William E. Macaulay is Chairman and Chief Executive Officer of First Reserve and has been with the firm since its founding in 1983. He is responsible for supervision of all aspects of the firm’s investment program and strategy, as well as overall management of the firm. Prior to participating in the acquisition of First Reserve in 1983, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance with responsibility for investing Oppenheimer’s capital in private equity transactions. At Oppenheimer, he also served as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. He was the founder and largest stockholder of Peppermill Oil Company. Mr. Macaulay holds a B.B.A. degree in Economics from City College of New York and a Master of Business Administration from the Wharton School of the University of Pennsylvania, where he also has served as a member of the Executive Board. Mr. Macaulay has served on the board of directors of Dresser-Rand Group, Inc. since October 2004, Glencore Xstrata since April 2011 and Weatherford International Ltd. since May 1998.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
In general, the NYSE listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. Under the NYSE corporate governance standards, however, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that, within one year of the date of the listing of its shares (1) that a majority of the board of directors consist of independent directors, (2) that the board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that the board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
As of July 23, 2014, CHC Cayman beneficially owns ordinary shares representing more than 50% of the voting power of the Company’s ordinary shares eligible to vote in the election of the Company’s directors. Therefore, the Company is deemed a “controlled company” within the meaning of the corporate governance standards of the NYSE. Per the “controlled company” exemptions, currently, the majority of the Company’s directors is not independent and the Company does not have a nominating and corporate governance committee or a compensation committee that is comprised entirely of independent directors. In the event that the Company ceases to be a “controlled company” and its shares continue to be listed on the NYSE, the Company will be required to comply with these provisions as follows: the Company must satisfy the majority independent board requirement within one year of the date its status changed and must have at least one independent member on each of its compensation and nominating committees by the date its status changed, at least a majority of independent members on each of those committees within 90 days of the date its status changed, and fully independent committees within one year of the date its status changed.
In addition, since the Company became a public company recently and has an audit committee, a majority of which consists of independent directors, it does not have to have an audit committee comprised entirely of independent directors until January 15, 2015, which is one year from the effective date of the Company’s registration statement filed under the Securities Act of 1933, as amended (which we refer to as the Securities Act), covering its initial public offering, pursuant to Rule 10A-3(b)(iv) of the Exchange Act, which we refer to as the Transition Exemption.
The Board consults with the Company’s counsel to ensure that the Board’s independence determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NYSE, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following two directors are independent directors within the meaning of the applicable NYSE listing standards: Francis Kalman and Jonathan Lewis. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.  The Board also determined that, despite Mr. Kalman’s service on the audit committees of three other public companies, such simultaneous service will not impair Mr. Kalman’s ability to serve on the Company’s Audit Committee.
Mr. Amelio, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Messrs. Macaulay, Mogford, Quake, and Wales are not independent directors by virtue of their affiliations with CHC Cayman, the majority shareholder of the Company. The Company’s definitions of “independence” for its directors and the procedure by which a presiding director is chosen for each executive session can be located in its Corporate Governance Guidelines on its corporate website at http://ir.chc.ca/govdocs.aspx?iid=4293047.

BOARD LEADERSHIP STRUCTURE
The Chairman of the Board of Directors of CHC Group Ltd. is William E. Macaulay, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. The Company believes that separation of the positions of Board Chair and Chief Executive Officer also creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. In addition, the Company believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with Mr. Macaulay who is Chairman of CHC Cayman, a long-time majority shareholder of the Company) as compared to a relatively less informed independent Board Chair. As a result, the Company believes that the current leadership structure of the Board can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company as a whole. The Audit Committee of the Board has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating Committee of the Board monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Company’s Chief Legal Officer and Chief Financial Officer coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met six times during the last fiscal year. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.
As required under applicable NYSE listing standards, in fiscal 2014, since our initial listing on the NYSE in January 2014, the Company’s independent directors met at each regularly scheduled board meeting in regularly scheduled executive sessions at which only independent directors were present.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Health, Safety and Environment Committee. The following table provides membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety and Environment
Mr. William J. Amelio(1)				X
Mr. Francis S. Kalman(2)	X*	X	X
Mr. Jonathan Lewis(3)	X	X	X	X*
Mr. William E. Macaulay(4)			X*
Mr. John Mogford(5)	X	X*		X
Mr. Kenneth W. Moore(6)
Mr. Jeffrey K. Quake(7)		X	X
Mr. Dod E. Wales(8)	X*	X*
Total meetings in fiscal 2014	3	4	1	1
*    Served as committee chairperson during all or a portion of fiscal 2014
(1) Mr. Amelio was elected to the Board on September 12, 2013 and to the Health, Safety and Environment Committee (the “HSE Committee”) on December 16, 2013.
(2) Mr. Kalman was elected to the Board on December 4, 2013 and to the Audit Committee as its Chair, to the Compensation Committee, and to the Nominating Committee on December 16, 2013.
(3) Mr. Lewis was elected to the Board on September 12, 2013 and to the Audit Committee, to the Compensation Committee, to the Nominating Committee, and to the HSE Committee as its Chair on December 16, 2013.
(4) Mr. Macaulay was elected to the Board on September 12, 2013, designated as its Chairman on October 24, 2013, and elected to the Nominating Committee as its Chair on December 16, 2013.
(5) Mr. Mogford was elected to the Board on September 12, 2013, served on the Audit Committee from September 12, 2013 to December 16, 2013 and was elected to the Compensation Committee as its Chair and to the HSE Committee on December 16, 2013.
(6) Mr. Moore resigned from the Board on October 24, 2013.
(7) Mr. Quake was elected to the Board on October 24, 2013 and to the Compensation Committee and to the Nominating Committee on December 16, 2013.
(8) Mr. Wales was elected to the Board on September 12, 2013, and to the Audit Committee on September 12, 2013 and served as its Chair from September 12, 2013 to December 16, 2013. Mr. Wales continues to serve on the Audit Committee. Mr. Wales was elected to the Compensation Committee and served as its Chair from September 12, 2013 to December 16, 2013. Mr. Wales stepped down from the Compensation Committee on December 16, 2013.
Below is a description of each committee of the Board of Directors.
Each of the committees, except for the HSE Committee, has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company. Messrs. Macaulay, Mogford, Quake and Wales are affiliated with First Reserve, our ultimate controlling shareholder.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; evaluates enterprise risk management oversight; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended April 30, 2014, as filed with the SEC on July 10, 2014.
The Audit Committee was established on September 12, 2013 with three directors: Messrs.  Lewis, Mogford and Wales, with Mr. Wales serving as the Chair of the Audit Committee. On December 16, 2013, Mr. Mogford stepped down from the Audit Committee and Mr. Kalman was elected to the Audit Committee as its new Chair.
The Audit Committee met 3 times during the fiscal year ended April 30, 2014. The Board has adopted a written Audit Committee charter that is available to shareholders on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047. The Board of Directors reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee, except for Mr. Wales, are independent (pursuant to Section 303A.07(a) of the NYSE Listed Company Manual, subject to an election by the Board to rely upon the Transition Exemption). The Board also believes that the Company’s reliance on the Transition Exemption would not materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3 of the Exchange Act.
The Board of Directors has also determined that Mr. Kalman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Kalman’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In addition to the Company’s Audit Committee, Mr. Kalman also serves on the Audit Committees of Ensco Plc, Kraton Performance Polymers, Inc., and Weatherford International Ltd. The Board of Directors has determined that this simultaneous service does not impair Mr. Kalman’s ability to effectively serve on the Company’s Audit Committee.
The Audit Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2014.
Mr. Francis S. Kalman
Mr. Jonathan Lewis
Mr. Dod E. Wales
*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee was established on September 12, 2013 with three directors: Messrs.  Lewis, Mogford and Wales, with Mr. Wales serving as the Chair of the Compensation Committee. On December 16, 2013, Mr. Wales stepped down from the Compensation Committee and Messrs. Kalman and Quake were elected to the Compensation Committee, and Mr. Mogford was designated as the new Chair of the Compensation Committee. All current members of the Company’s Compensation Committee, except for Messrs. Mogford and Quake, are independent (pursuant to Section 303A.05(a) of the NYSE Listed Company Manual, subject to an election by the Board to rely upon the “controlled company” exception). The Compensation Committee met 4 times during the fiscal year ended April 30, 2014. The Board has adopted a written Compensation Committee charter that is available to shareholders on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047.
The Compensation Committee of the Board of Directors acts on behalf of the Board to (i) oversee the Company’s compensation policies, plans and programs generally and as they relate to risk management and risk-taking incentives, (ii) review and determine the compensation to be paid to the Company’s officers, (iii) review and discuss with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements or information statements, and (iv) prepare and review the Compensation Committee report on executive compensation included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time.
The Compensation Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee was established on September 12, 2013 with Messrs. Lewis, Mogford, and Wales, and on December 16, 2013, the composition of the Compensation Committee changed to consist of Messrs. Kalman, Lewis, Mogford, and Quake. None of Messrs. Kalman, Lewis, Mogford, Quake, or Wales has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 2014, none of the Company’s executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or the Board of the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2014.
Mr. Francis S. Kalman
Mr. Jonathan Lewis
Mr. John Mogford
Mr. Jeffrey K. Quake
Nominating and Corporate Governance Committee
The purpose of the Nominating Committee is to oversee the Company’s governance policies, nominate directors other than Sponsor Directors (as defined in the section of this Proxy Statement entitled “Transactions with Related Persons”) for election by shareholders, recommend committee chairpersons and, in consultation with the committee chairpersons, recommend directors for membership on the committees of the Board. In addition, the Nominating Committee reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines at least annually and recommends any proposed changes to the Board for approval.

The Nominating Committee was established on December 16, 2013 with four directors: Messrs.  Kalman, Lewis, Macaulay and Quake, with Mr. Macaulay serving as the Chair of the Nominating Committee. All members of the Nominating Committee, except for Messrs. Macaulay and Quake, are independent (pursuant to Section 303A.02 of the NYSE Listed Company Manual, subject to an election by the Board to rely upon the “controlled company” exception). The Nominating Committee met once during the fiscal year ended April 30, 2014. The Board has adopted a written Nominating and Corporate Governance Committee charter and Corporate Governance Guidelines, both of which are available to shareholders on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047.
Under the Corporate Governance Guidelines, the Nominating Committee is responsible for identifying, reviewing and evaluating and recommending to the Board candidates to serve as directors of the Board in accordance with the Nominating Committee charter and consistent with the criteria set by the Board. The candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In recommending candidates, the Nominating Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders.
The Nominating Committee also reviews candidates for director nominees in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating Committee considers diversity, age, skills and such other factors as it deems appropriate. given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.
The Nominating Committee is authorized to access such internal and external resources as it deems necessary or appropriate to fulfill its responsibilities, including engagement of independent counsel, consultants and other professional advisors, as well as sole authority to retain and terminate executive search firms to help identify director candidates. The Nominating Committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.
At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
The Nominating Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.
Health, Safety and Environment Committee
The HSE Committee was established on December 16, 2013 with three directors: Messrs. Amelio, Lewis, and Mogford, with Mr. Lewis serving as the Chair of the HSE Committee. The purpose of the HSE Committee is to provide global oversight and support of the implementation and effectiveness of the Company’s safety and compliance risk-management procedures, policies, programs and initiatives.
Under the charter of the HSE Committee, the HSE Committee meets at the request of any member of the Board, as circumstances warrant, but in any event at least four times per year and may invite any individuals to attend its meetings. The Committee has access to professional advice from employees of the Company, and from any external advisors (including independent risk experts and legal counsel), as the Committee considers appropriate.

To carry out its purpose, the HSE Committee is responsible for, among other things, (i) reviewing the status of the Company’s safety and compliance performance, including processes to ensure compliance with internal policies and goals and applicable external laws and regulations, (ii) reviewing and providing input to the Company on the management of current and emerging safety and compliance issues, (iii) reporting periodically to the Board on safety and compliance matters affecting the Company, (iv) assisting the Board with oversight of the Company’s risk-management processes, (v) reviewing the annual strategy and resources of the Company’s safety and compliance organization, (vi) reviewing audit results and findings on safety and compliance audits, action plans instituted pursuant to audits, and findings made as a result of any investigations into significant occurrences, and (vii) making periodic visits to the Company’s facilities and discussing safety and compliance issues related to those sites.
The HSE Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.
DIRECTOR COMPENSATION
In connection with our initial public offering, our Board of Directors adopted a policy regarding director compensation under which independent directors will be compensated consistent with the practice of our peer companies; this policy was adopted following input received from the Board’s external compensation consultant, F.W. Cook & Co., Inc. Under this policy, directors will be paid an annual cash retainer of $90,000, with a non-executive chair eligible for a cash retainer of $150,000. Directors are also eligible to receive an annual equity retainer of $125,000 in the form of an award of restricted share units, which will vest in full after one year of service. Directors who chair committees are paid an additional fee for such service, as follows: Audit ($20,000), Compensation ($15,000), Nominating ($10,000), and Health and Safety ($10,000). Directors who serve on our committees are paid the following fees annually: Audit ($10,000), Compensation ($7,500), Nominating ($5,000), and Health and Safety ($5,000). Directors are also reimbursed for their reasonable expenses incurred for meeting attendance.
At this time, because only Messrs. Kalman and Lewis are independent Board members, they are the only directors eligible to receive compensation under this policy. Fees paid and equity awarded to Messrs. Kalman and Lewis during our fiscal 2014 are as indicated in the table below. For Mr. Lewis, these amounts include the payment of accumulated and previously undisbursed fees and share awards for periods of service on the board of CHC Cayman prior to the date of our initial public offering (“IPO”).

Name	Fees Paid in Cash ($)	Share Awards ($)	Total ($)
Mr. Kalman	40,833	125,000	165,833
Mr. Lewis	123,438	201,920	325,358
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Our shareholders and other interested parties may communicate with the Board by writing to our Corporate Secretary at CHC Group Ltd., 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. Our Corporate Secretary will review these communications and will determine whether they should be presented to our Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications. All communications directed to the Audit Committee in accordance with our Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the chairman of the Audit Committee. The Company believes its responsiveness to shareholder communications to the Board has been excellent.
CODE OF BUSINESS CONDUCT, ETHICS AND INTEGRITY
The Company has adopted a written Code of Business Conduct, Ethics and Integrity that applies to all officers, directors and employees. The Code of Business Conduct, Ethics and Integrity is available on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047. However, information found on the Company’s website is not incorporated by reference in this Proxy Statement. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website or in a Current Report on Form 8-K.
CORPORATE GOVERNANCE GUIDELINES
Effective as of January 16, 2014, the Board of Directors adopted Corporate Governance Guidelines to document the governance practices followed by the Company. The Corporate Governance Guidelines assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed at http://ir.chc.ca/govdocs.aspx?iid=4293047.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the Dodd-Frank Act) and Section 14A of the Exchange Act, the Company’s shareholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with our shareholders’ interests, and are consistent with current market practices. The compensation of the Company’s named executive officers is based on these principles, which are designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in CHC Group Ltd.’s Proxy Statement for the 2014 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act also enable the Company’s shareholders, at least once every six years, to indicate their preference regarding how frequently the Company should seek future advisory votes on the compensation of the Company’s named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC. In accordance with the Dodd-Frank Act, the Company is asking shareholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, shareholders may abstain from casting a vote. For the reasons described below, the Board recommends that the shareholders select a frequency of three years.
After considering the benefits and consequences of each alternative, the Board has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time. As a result, the Board recommends that shareholders vote for future advisory votes on executive compensation to occur every three years.
The Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. In advance of our initial public offering, our Board undertook a full review of the Company’s executive compensation policies and programs with the assistance of an independent compensation consultant. The fact of this review, our newly-public status, as well as the long-term nature of programs designed to create shareholder value, were all factors considered by the Board in determining that a triennial review of our executive compensation programs and policies is most appropriate for our Company at this time. Moreover, a vote every three years will give management and the Compensation Committee more time to understand the results of any shareholder vote, to engage in dialogue with shareholders, and to respond with meaningful changes to our compensation programs, if warranted.
The Board views the advisory vote on executive compensation as an additional, but not exclusive, opportunity for the Company’s shareholders to communicate with the Board regarding their views on the Company’s executive compensation programs. Although this advisory vote is not binding on the Company, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
You may cast your vote on your preferred voting frequency by choosing the option of every “3 Years,” “2 Years” or “1 Year”, or you may abstain from voting when you vote in response to the resolution set forth below. The frequency receiving the highest number of votes (among votes properly cast in person or by proxy) will be considered the frequency preferred by our shareholders for an advisory vote on the compensation of our named executive officers.

“RESOLVED, that the option of every three years, two years, or one year that receives the highest number of votes cast for this resolution will be determined to be the preference of shareholders as to how frequently the Company should hold a shareholder vote to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure.”

Our Board and our Compensation Committee value the opinions of our shareholders in this matter, and our Board of Directors will give careful consideration to the frequency most preferred by our shareholders and will evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders that the Company hold an advisory vote on executive compensation more or less frequently than the option most preferred by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “THREE YEARS” ON PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP was engaged in August 2013 and audited the Company’s financial statements for the fiscal years 2009 through 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Articles of Association nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended April 30, 2013 and April 30, 2014, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2013	2014
	(in thousands)
Audit Fees (1)	$4,513	$5,067
Audit-related Fees (2)	94	90
Tax Fees (3)	212	143
All Other Fees (4)	3	3
Total Fees	$4,822	$5,303
(1) Audit Fees consist of professional services rendered in connection with the audit of the Company’s consolidated financial statements and review of the Company’s quarterly consolidated financial statements. Fees for fiscal 2014 also include fees associated with the Company’s IPO completed in January 2014, which included review of the Company’s quarterly consolidated financial information included in the Company’s registration statement on Form S-1 filed with the SEC, as well as delivery of comfort letters, consents and review of documents filed with the SEC.
(2) Audit – related fees primarily included costs associated with the audit of employee pension plans and certain other agreements.
(3) Tax fees included tax compliance, tax advice and tax planning.
(4) All other fees consist of subscription fees for access to technical accounting materials.

All fees described above were pre-approved by the Audit Committee

PRE-APPROVAL POLICIES AND PROCEDURES.
Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, the Audit Committee of the Board is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s ordinary shares as of July 23, 2014 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its ordinary shares.
We are aware that one or more institutional investors purchased a number of our ordinary shares in our IPO in amounts representing in excess of five percent of our ordinary shares as of July 23, 2014, and as a result, one or more of such institutional investors may continue to beneficially own in excess of five percent of our ordinary shares as of July 23, 2014. However, as of the date of this Proxy Statement, other than as disclosed below, we are not aware of any filings made with the SEC with respect to the beneficial ownership of our ordinary shares by such institutional investors and we were otherwise unable to verify the beneficial ownership of our ordinary shares by any such institutional investor.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o CHC Group Ltd., 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

	Beneficial Ownership
Name of Beneficial Owner	Number	%
CHC Cayman(1)	46,519,484	57.1
Entities affiliated with Dmitry Balyasny(2)	4,050,000	5.0
Directors and Executive Officers:
William J. Amelio(3)	447,561	*
Francis S. Kalman(4)	20,000	*
Jonathan Lewis(5)	—	—
William E. Macaulay(6)	—	—
John Mogford(6)	—	—
Jeffrey K. Quake(6)	—	—
Dod E. Wales(6)	—	—
Peter Bartolotta(7)	139,693	*
Joan S. Hooper(8)	79,785	*
Michael J. O’Neill(9)	84,785	*
Michael Summers(10)	74,785	*
Directors and executive officers as a group (12 persons)	846,609	1.0

*	Represents beneficial ownership of less than 1% of the outstanding ordinary shares.

(1)
CHC Cayman refers to 6922767 Holding (Cayman) Inc., the holding company through which First Reserve and its affiliates acquired our predecessor in 2008. The issued and outstanding equity securities of CHC Cayman consist of 1,870,561,417 of Ordinary A shares, 7,859,869 of Ordinary B shares, one Adjustable C share and 313,000 of Special shares. Funds affiliated with First Reserve own an approximate 98.7% economic and voting interest in CHC Cayman. 1,845,561,417 Ordinary A shares of CHC Cayman are held by Horizon Alpha Limited, or Horizon Alpha, FR XI Horizon Co-Investment I, L.P., or FR XI Horizon Co-Investment I, and FR XI Horizon Co-Investment II, L.P., or FR XI Horizon Co-Investment II. The equity interests of Horizon Alpha are held by First Reserve Fund XII, L.P., or First Reserve Fund XII, FR XII-A Parallel Vehicle, L.P., or FR XII-A and FR Horizon AIV, L.P., or

FR Horizon AIV. The general partner of First Reserve Fund XII and FR XII-A is First Reserve GP XII, L.P., whose general partner is First Reserve GP XII Limited. The general partner of FR Horizon AIV is FR Horizon GP, L.P. and the general partner of FR Horizon GP, L.P. is FR Horizon GP Limited. Each of First Reserve GP XII Limited and FR Horizon GP Limited is wholly-owned by First Reserve’s senior managing directors. The general partner of each of FR XI Horizon Co-Investment I and FR XI Horizon Co-Investment II is FR XI Offshore GP Limited. The members of FR XI Offshore GP Limited are First Reserve’s senior managing directors. Each of such First Reserve entities may be deemed to beneficially own the shares beneficially owned by Horizon Alpha, FR XI Horizon Co-Investment I and FR XI Horizon Co-Investment II directly or indirectly controlled by it, but each disclaims beneficial ownership of such shares. The address of each of the entities listed in this footnote is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(2)
The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on June 2, 2014, reporting beneficial ownership as of February 19, 2014. According to the Schedule G, the reporting persons beneficially own a total of 4,050,000 ordinary shares held by Atlas Master Fund, Ltd., Atlas Enhanced Master Fund, Ltd., BAM Zie Master Fund, Ltd., and Lyxor/Balyasny Atlas Enhanced Fund Limited. Balyasny Asset Management L.P. is the investment manager to its pooled investment funds. Dmitry Balyasny is the sole managing member of the general partner of Balyasny Asset Management L.P. The Schedule 13G filed by the reporting persons provides information only as of February 19, 2014, and consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between February 19, 2014 and July 23, 2014.

(3)	In addition to the amounts listed in the table, Mr. Amelio holds 2,000,000 Ordinary B shares of CHC Cayman.

(4)	In addition to the amounts listed in the table, Mr. Kalman holds 12,500 unvested Restricted Stock Units of the Company.

(5)
Mr. Lewis holds (a) 3,846 vested Restricted Share Units (which units are not included in the table because shares will not be issued under the awards until the earlier to occur of (i) June 18, 2017 and the date of a change in control as to 2,564 units, and (ii) February 2, 2018 and the date of a change in control as to 1,282 units) and (b) 16,346 unvested Restricted Stock Units of the Company.

(6)
Messrs. Mogford, Wales, Macaulay and Quake are each employees of First Reserve, but each disclaims beneficial ownership of the shares beneficially owned by First Reserve. The address for Messrs. Mogford, Wales, Macaulay and Quake is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(7)	In addition to the amounts listed in the table, Mr. Bartolotta holds (a) 132,040 vested Restricted Stock Units of CHC Cayman and (b) 481,928 Ordinary B shares of CHC Cayman.

(8)	In addition to the amounts listed in the table, Ms. Hooper holds (a) 33,010 vested Restricted Stock Units of CHC Cayman and (b) 120,482 Ordinary B shares of CHC Cayman.

(9)	In addition to the amounts listed in the table, Mr. O’Neill holds (a) 66,020 vested Restricted Stock Units of CHC Cayman and (b) 240,964 Ordinary B shares of CHC Cayman.

(10)	In addition to the amounts listed in the table, Mr. Summers holds (a) 33,010 vested Restricted Stock Units of CHC Cayman and (b) 120,482 Ordinary B shares of CHC Cayman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 30, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that seven initial reports of ownership on Form 3 were filed late, each by Messrs. William Amelio, Peter Bartolotta, Francis Kalman, Michael O’Neill, and Michael Summers and Mss. Rebecca Camden and Joan Hooper, and two reports of beneficial ownership on Form 4 were filed late by Messrs. Kalman and Lewis.

EXECUTIVE OFFICERS
The names, ages and other information concerning our executive officers as of July 23, 2014, are set forth below (unless provided elsewhere in this Proxy Statement):

Name	Age	Position
William J. Amelio	56	President, Chief Executive Officer and Director
Peter Bartolotta	55	Chief Operating Officer and President of Helicopter Services
Joan S. Hooper	56	Senior Vice President and Chief Financial Officer
Michael J. O’Neill	58	Senior Vice President and Chief Legal Officer
Michael Summers	58	Senior Vice President, Human Resources
Juan Gallo	55	Interim Senior Vice President, Human Resources
William J. Amelio. Biographical information regarding Mr. Amelio is set forth under “Proposal 1 Election of Directors.”
Peter Bartolotta joined CHC Helicopter in July 2012. Prior to joining us, Mr. Bartolotta worked for Lenovo Corporation, where he most recently served as Senior Vice President of Lenovo Global Services. Prior to Lenovo, Mr. Bartolotta led NCR Corporation’s Global Retail Product Management function; was Vice President, Operations and Six Sigma, for AlliedSignal’s Turbocharging Systems business; led operations for AlliedSignal’s Honeywell avionics business; and held positions at IBM Corporation including director and site manager of operations for IBM’s personal-computer manufacturing facility. Mr. Bartolotta holds a Master of Business Administration from the University of Texas at Austin and a Bachelor of Science in Chemistry from the State University of New York at Binghamton.
Joan S. Hooper was appointed Senior Vice President and Chief Financial Officer in October 2011. Previously she led finance organizations for Dell’s Global Public and Americas business units, and also oversaw corporate finance and was the chief accounting officer for the Company. Before Dell, Ms. Hooper was executive vice president and CFO of FreeMarkets, a provider of procurement tools and services, which she helped take public in 1999. At AT&T, she held a variety of senior finance positions, including Vice President, Finance, for the Business Services and Consumer Products business units. A finance graduate from Creighton University, Ms. Hooper holds a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management. She has earned public and management accounting certifications.

Michael J. O’Neill was appointed Chief Legal Officer on February 15, 2011. Previously, Mr. O’Neill served as Senior Vice President and General Counsel for the Lenovo Group, the global personal computer maker, where he was responsible for all legal, contracts, government affairs and security. In addition to his work with the Lenovo Group, Mr. O’Neill was the General Counsel for international practices for Howrey Simon Arnold & White, LLP, where he was responsible for the legal and administrative matters of the firm outside of the United States. Mr. O’Neill earned his Juris Doctor and Master of Business Administration (Finance) from the University of Baltimore after completing his Bachelor of Arts in Business Administration/Economics from Belmont Abbey College. Mr. O’Neill also completed George Washington University’s Postgraduate Master’s Program in Government and Technology Contracting and Duke University’s Postgraduate Corporate Counsels Program.
Michael Summers joined us in 2010 after spending the past 29 years as both a Senior Human Resources executive and consultant in Human Resources functions. Mr. Summers has 15 years of experience in Senior Human Resources positions with Fortune 500 corporations and as a member of the senior executive teams, worked as an active contributor to the business performance by providing effective organizational design, leadership acquisition and development, and human resource strategies well integrated with business objectives. During his time working with clients such as Celanese, Dell Computer, Allied Signal, Nabisco Brands, Quaker Oats and Newport News Shipbuilding, Mr. Summers provided insight to business leadership on executive development, assessment and organization design, and talent management strategies, while influencing successful organizational change efforts resulting in significant business improvements in the areas of productivity, operating expense reduction, customer focus and market strategy, and lower labor costs. Mr. Summers received his Bachelor of Science in Industrial Psychology from Fairmont State College and completed his Master of Science in Industrial Relations from West Virginia University. As previously announced, Mr. Summers will be leaving the Company during July.
Juan Gallo agreed to serve as our Interim Senior Vice President, Human Resources, effective July 17, 2014, while we conduct a search for a replacement for Mr. Summers. Mr. Gallo spent 20 years with the Gillette Company, the personal-grooming product company, in a wide variety of Human Resources positions. At Gillette Mr. Gallo worked with supply chain, manufacturing, commercial and other organizations, and at different times was based in the United States, Russia, Singapore and his native Argentina. More recently, Mr. Gallo has been a Human Resources and supply chain management consultant serving as Associate Partner at Logyt Sudamericana, LLC from 2009 to 2012 and as Principal Partner at Logyt USA Corporation from 2012 to 2014, helping companies diagnose, prioritize, plan and implement improvements in overall organizational effectiveness. Mr. Gallo has a degree in Industrial Engineering from Buenos Aires Institute of Technology and subsequently completed an extension program in Human Resources Management at the Harvard Business School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis discusses the compensation of the five persons who served as our executive officers during our fiscal 2014, which ended April 30, 2014, as set forth in the summary compensation table, subsequent tables and related disclosure in this Proxy Statement. Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as the Compensation Committee’s decisions and determinations regarding executive compensation for our fiscal 2014 for the following five executive officers:

•	William J. Amelio, President and Chief Executive Officer;

•	Peter Bartolotta, President and Chief Operating Officer, Helicopter Services;

•	Joan S. Hooper, Senior Vice President and Chief Financial Officer;

•	Michael J. O’Neill, Senior Vice President, Chief Legal Officer; and

•	Michael Summers, Senior Vice President, Human Resources.
Executive Summary
In preparation for our initial public offering, our Board retained an independent compensation consultant, F. W. Cook & Co., Inc. (“FW Cook”) to undertake an overall review of our executive compensation and benefit programs. As a result of this review, we put in place a number of competitive and benchmarked programs and policies, many of which were effective upon our IPO, and all of which we believe will serve us well going forward. We also eliminated some other programs and perquisites, where we understood that these programs were not consistent with “best practice” for public company executive compensation. Highlights of these changes include:

•	A new form of employment agreement for our executive team members, which provides for consistency of terms, as well as key compensation elements in line with those of our peer companies;

•	Elimination of tax gross-ups upon a change in control;

•	Elimination of separate payments for car allowances;

•	Adoption of a clawback policy, permitting the Board to recover bonuses from senior executives whose fraud or misconduct results in a significant restatement of financial results; and

•	Adoption of a no-hedging and no-pledging policy for our executives and other employees.
With these changes, we believe we have strong programs and policies in place that are generally consistent with those of our peer companies and that demonstrate good corporate governance. As a result, as we go into our first full year of operation as a public company, we believe that we are well-positioned for the future with programs that are both competitive and consistent with our pay-for-performance philosophy.
Compensation Philosophy and Objectives
The goals of our executive compensation programs are to align our executive officers’ compensation with the interests of our shareholders and to reward our executive officers when we achieve success. To achieve these objectives, our executive compensation programs include short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that we believe are appropriate to incentivize and reward our executive officers for achieving our business objectives. At the same time, we must provide competitive compensation packages to attract and retain our executive officers, which we believe will also enhance shareholder value over the longer term.

Oversight and Authority over Executive Compensation
Role of our Board, the Compensation Committee and the Advisor
During fiscal 2014, our Compensation Committee oversaw our executive compensation programs and our overall compensation philosophy, including program design principles and executive benchmarking. The Compensation Committee met four times during fiscal 2014. The agenda for each meeting was developed by the Chair of the Compensation Committee, in consultation with the Senior Vice President, Human Resources and the Chief Executive Officer, with input from the Chief Legal Officer and FW Cook. The Compensation Committee also met in executive session.
From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Neither the Chief Executive Officer nor any other of our executive officers may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation.
In the summer and fall of 2013, in anticipation of our IPO, our Board retained FW Cook to conduct a full review of our executive compensation programs. FW Cook also performs services for First Reserve and its affiliates.
In connection with this review, FW Cook provided advice to the Board and the Compensation Committee on other aspects of our executive compensation programs and practices, including:

•	Reviewing and making recommendations relating to the composition of the group of peer companies to use in reviewing our executive compensation levels;

•	Reviewing and analyzing existing compensation levels and practices for our named executive officers in comparison to those of our peer companies;

•	Providing recommendations on the structure of our short and long-term incentive programs; and

•	Reviewing the Compensation Discussion and Analysis for inclusion in our proxy statement.
FW Cook took direction from the Board and interacted with management to obtain financial data and information about the organization, utilization of the equity program and the pool available for awards, and employee performance. The Board and the Compensation Committee have the sole authority to direct, terminate or continue FW Cook’s services, although the Company pays the cost for FW Cook’s services.
In setting the compensation levels for our named executive officers, the Compensation Committee relied primarily upon the recommendations of FW Cook, although it also considered the recommendations of our Chief Executive Officer with respect to the performance and contributions of the other named executive officers.
Role of our Management and the Chief Executive Officer in Setting Executive Compensation
During fiscal 2014, our human resources, finance and legal departments worked together with our Chief Executive Officer to make recommendations to the Compensation Committee on the structure and design of our executive compensation programs. In addition, these management groups work together to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, and to prepare peer data comparisons and other briefing materials for the Compensation Committee. These groups also met with FW Cook in order to provide it compensation and other financial data necessary for it to perform the requested services.
No executive officer was present or participated directly in approving the amount of any component of his or her own compensation.

Use of Comparative Compensation Data
In general, our Compensation Committee aims to provide our executives with total target cash and direct compensation amounts that are at or near the median levels provided by our peer public companies, with deviations as and where it determines it to be appropriate based on particular circumstances. In this regard, our Compensation Committee finds peer data useful in evaluating whether proposed levels of compensation will be competitive with those provided by other companies similar to ours, and with which we may compete for executive talent. Additionally, peer data provides the Committee with useful information when it is making decisions regarding the size, mix and components of executive compensation.
In anticipation of our IPO, FW Cook assisted with a review and analysis of the peer group of companies developed for executive compensation comparison purposes. Companies were selected for the peer group from publicly-traded companies in similar industries, and with comparabilities in terms of revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), number of employees, enterprise value and market capitalization. Our Board approved the use of this peer group at its meeting in September 2013.
The companies identified for purposes of benchmarking the compensation of our named executive officers upon and following our IPO are as noted in the table below. We believe that these companies provide a meaningful cross-section of companies from similar industries, with similar financials and employee population, and are an appropriate group for our executive compensation comparison purposes.

Peer Group
• Air Methods Corporation	• Oceaneering International, Inc.
• Atwood Oceanics, Inc.	• Oil States International, Inc.
• Bristow Group, Inc.	• PHI, Inc.
• Diamond Offshore Drilling, Inc.	• Rowan Companies, Inc.
• Ensco International Incorporated	• Seacor Holdings, Inc.
• Helix Energy Solutions Group, Inc.	• Superior Energy Services, Inc.
• Noble Energy, Inc.	• Tidewater, Inc.
In addition to reviewing comparative data derived from analysis of this peer group, the Board also reviewed and considered results from the Aon Hewitt 2012 general industry executive compensation survey, which focuses on companies with revenues ranging from $1 billion to $4 billion. The Board’s purpose in reviewing this additional data was to ensure that it had a broad view of general market conditions relating to executive compensation, as many of our executives have been recruited from other industries.
Analysis of Our Process for Setting and Awarding Executive Compensation
Our current executive compensation programs for our named executive officers has been designed based on our view that the various components of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract and retain skilled executives and that are fair and equitable in light of market practices. In setting an individual named executive officer’s initial compensation package and the relative allocation among different elements of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s prior experience and skills and the individual’s compensation expectations, as well as the compensation of existing executive officers at our Company and our general impressions of prevailing conditions in the market for executive talent.
Analysis of Elements of Compensation

The compensation of our named executive officers includes base salary, annual incentive awards, long-term equity incentive awards and certain other benefits.

Base Salaries

Base salaries are intended to provide a fixed level of compensation sufficient to attract and retain an effective management team when considered in combination with other components of our executive compensation program. We believe that base salary is a necessary element of compensation, required to provide our named executive officers with a stable income stream where other components of compensation are variable.
Annual base salaries are typically established at the time we hire an executive officer based on market conditions, as well as based on the level of their responsibilities relative to the other members of the senior leadership team. Any subsequent modifications to annual base salaries are influenced by the performance of the executive, by changes in his or her role, and by significant changes in market conditions.
In connection with its overall review of our executive compensation programs in the fall of 2013, FW Cook reviewed the base salaries of our named executive officers and found them, in general, to be competitively positioned against our peer group, which it considers to be within 15% of the median, using both proxy and survey data. As a result of this review, the annual base salary of our Chief Executive Officer was increased to $875,000 from $756,545, effective at the time of our IPO, due to his then-current salary being below the 25th percentile of comparable survey data. Mr. Bartolotta’s base salary was also increased to $550,000 from $475,000, in the fall of 2013 for the same reason. As a result, the annual base salaries for our named executive officers at the time of our IPO were as follows:

Named Executive Officer	Base Salary (US $)
William J. Amelio	$875,000
Peter Bartolotta	$550,000
Joan S. Hooper	$485,800
Michael J. O’Neill	$460,800
Michael Summers	$460,800
 Annual Incentive Pay
Our named executive officers are generally eligible to receive annual cash incentive awards under our Short Term Incentive Plan (the “Bonus Plan”). The purposes of the Bonus Plan are (1) to focus our executives on our key annual financial goals, (2) to encourage top performance at all levels (corporate, business unit and individual levels), and (3) to provide competitive rewards when performance is strong.
Under our Bonus Plan, each of our named executive officers is assigned a target bonus opportunity that is determined as a percentage of annual base salary. In its review of our executive compensation levels, FW Cook reported that the target bonus opportunity for our Chief Executive Officer (100% of base salary) was at median, and that the target bonus opportunities for our other named executive officers (85% of base salary) were generally above median by between 10% to 30%, but that overall, total target cash compensation (base salary plus target bonus) was between median and the 75th percentile of both the Aon Hewitt survey data and our peer group in those positions. After consideration of this information, our Compensation Committee determined to make no changes to the target bonus opportunities for any of our named executive officers, finding the target award levels for the non-Chief Executive Officer positions to be appropriate in terms of creating and maintaining cohesion and teamwork across the senior leadership team.
Under our Bonus Plan for fiscal 2014, the amounts paid are determined based on our performance in relation to certain corporate financial targets, as well as on performance on safety metrics and on individual achievement. Actual bonus awards under our Bonus Plan may range from zero to a maximum payout of three times the target bonus award in the case of our Chief Executive Officer, and a maximum of two times the target bonus award in the case of all other named executive officers, depending on achievement against the specified performance metrics.
For fiscal 2014, we continued use of most of the same performance metrics as had been used in fiscal 2013, which the Compensation Committee believes are the key elements that drive shareholder value. These performance metrics include two financial elements and two non-financial elements. The financial metrics are (1) earnings before interest, taxes, depreciation, amortization, and rent (leases) excluding special items (which we refer to as Adjusted EBITDAR), and (2) cash provided by operating activities less cash used in investing activities, which we refer to as free cash flow, and excluding Adjusted EBITDAR, which we refer to as FCF ex EBITDAR. Adjusted EBITDAR and FCF ex EBITDAR are non-GAAP financial measures. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics" and Note 25 of the annual audited consolidated financial statements for the fiscal years ended April 30, 2012, 2013 and 2014 included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 for qualitative and quantitative reconciliations of Adjusted EBITDAR to our financial statements. The non-financial metrics are related to safety and individual performance. For fiscal 2014, the Compensation Committee eliminated the metric related to CHC Cayman, our primary and controlling shareholder.
The plan is a modifier plan whereby each metric has an assigned modifier scale linked to achievement against that metric’s target. Payouts are then determined by the level of EBITDAR, FCF ex EBITDAR, and Safety modifiers at fiscal year-end, multiplied by the named executive officer’s individual performance modifier. The actual bonus paid for any fiscal year may be more or less than the target bonus amount, subject to the maximums noted above.
In the beginning of fiscal 2014, the Compensation Committee set targets for both of the financial metrics. For fiscal 2014, our performance against these targets was as follows:

•
The EBITDAR target was approximately $540 million, and our actual performance on this metric was approximately $470.9 million. Because this was below our EBITDAR threshold of 90%, the percentage payout assigned to this metric was 0%.

•
The FCF ex EBITDAR target for fiscal 2014 was a use of cash of approximately $715.4 million and our actual performance was a use of cash of approximately $599.3 million. Although this result exceeded the target set for the year, no payout was made due to the below-threshold results on EBITDAR.

•	Likewise, the results on EBITDAR canceled out any contribution able to be made to bonus results due to performance on the metrics related to safety and individual performance.
Based on these results, our management determined that no named executive officer should be awarded a bonus under our Bonus Plan for fiscal 2014, and the Compensation Committee agreed with this determination.
Long-Term Incentive Compensation
As with the other elements of our executive compensation programs, FW Cook reviewed our long-term incentive program in anticipation of our IPO. As a result of this review, FW Cook made recommendations both as to the design elements and award levels for our executives under our long-term incentive program. At the time of our IPO, our 2013 Omnibus Incentive Plan (which we refer to as the 2013 Plan) became effective, and all awards issued on and after that date have been issued from the 2013 Plan.
Founders Grants
Effective upon our IPO, each of our named executive officers received long-term equity incentives called “Founders’ Grants” issued under our 2013 Plan. Based on the recommendation of FW Cook, two-thirds of the value of each Founders’ Grant was issued in the form of a time-based stock option and the remaining one-third was issued in the form of time-based restricted share units, or RSUs. The use of these two vehicles, and the allocation of value between them, are generally consistent with the practices of our peer companies.
Vesting of each type of award requires continued service by the executive with the Company through each applicable vesting date, with one-third of each award vesting on the first, second and third anniversaries of our IPO. Special vesting terms apply to the Founders’ Grants under the following circumstances:

•
In the event of a “change in control” in which the Founders’ Grants are not assumed, continued or substituted for by the acquiring or surviving entity, all Founders’ Grants will vest in full and will be cancelled in exchange for an amount equal to the value of consideration paid for the ordinary shares in connection with the transaction (less, in the case of stock options, the exercise price).

•
In the event the named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason,” in each case within 24 months following a “change in control” in which the award are assumed, continued or substituted for by the acquiring or surviving entity, vesting will be accelerated in full.

•
In the event of the named executive officer’s termination of employment due to retirement or a Transition Termination (as described below), vesting will continue on the originally scheduled vesting dates (subject to continued compliance with post-employment restrictive covenants through each originally scheduled vesting date), although in the case of a Transition Termination, if a change in control occurs prior to the RSUs being fully vested, vesting will be accelerated in full.

•	In the event of the named executive officer’s termination of employment due to death or disability, all Founders’ Grants will vest in full.

•
In the event of the named executive officer’s termination by us without cause (other than due to death or disability), the Founders’ Grant RSUs will continue to vest on the originally scheduled vesting dates (subject to continued compliance with post-employment restrictive covenants through each originally scheduled vesting date), and vesting of such RSUs will be fully accelerated if a change in control occurs prior to full vesting.

•
Vested Founders’ Grant stock options will continue to be exercisable for an extended period of time in the event of the named executive officer's death, disability, retirement, or Transition Termination; or the named executive officer's termination by us without cause, or resignation for good reason within 24 months following a “change in control;” unvested Founders’ Grant stock options will be forfeited.

The Founders’ Grant RSUs are entitled to dividend equivalent rights, with such rights held in reserve and reinvested in RSUs until payout.
First Annual Awards
In addition to Founders’ Grants, the named executive officers received annual equity awards under the 2013 Plan at the time of our IPO, called First Annual Awards, because the date of the IPO was relatively close to the beginning of our next fiscal year. These First Annual Awards consisted of an overall value awarded one-third in form of time-based stock options, one-third in the form of time-based RSUs, and one-third in the form of performance-based RSUs. The terms of the First Annual Award stock options and the First Annual Award time-based RSUs are the same as those of the Founders’ Grant stock options and the Founders’ Grant RSUs, except that the First Annual Award time-based RSUs will be forfeited in the event of the recipient’s termination by us without cause.
Subject to the named executive officer’s continued service with us through such date, the vesting of the First Annual Award performance-based RSUs will be determined following the third anniversary following their grant date based on a percentage of the performance target achieved as of the conclusion of the performance period. The performance target will be determined based on relative total shareholder return in comparison with companies comprising the S&P 500 Energy Index. Depending on the percentage of the performance target achieved, actual shares underlying the First Annual Award performance-based RSUs may range from 0% to 200% of the target award.
The vesting of such RSUs will be accelerated if (1) such RSUs are not assumed, continued or substituted for by the acquiring or surviving entity, in which case the RSUs will also be cancelled in exchange for an amount equal to the value of the consideration to be paid in connection with the change in control, or (2) such RSUs are assumed, continued or substituted for by the acquiring or surviving entity, and the named executive officer’s employment is terminated by us without cause or by the recipient for good reason within 24 months of the “change in control.” Other features include the following:

•
In the event of the named executive officer’s termination of employment due to death or disability, the vesting of each of the First Annual Award performance-based RSUs will be in a pro-rata amount of the target award based on the time elapsed as of the termination and the remaining performance-based RSUs will be forfeited.

•
In the event of the named executive officer’s termination of employment by the recipient due to retirement, the First Annual Award performance-based RSUs will remain outstanding through the end of the performance period (or, in the event of a change in control before the end of the performance period, through the third anniversary of the grant date) and a pro-rata portion of the performance-based RSUs shall vest based on the time elapsed as of the date of termination (subject to continued compliance with post-employment restrictive covenants during such remaining period) and based on actual performance during the performance period and the remaining performance-based RSUs will be forfeited.

•
Upon a “change in control” in which the RSUs are assumed, continued or substituted for by the acquiring or surviving entity, the First Annual Award performance-based RSUs will be converted into a number of time-based RSUs, which will generally vest, subject to the recipient’s continued employment, on the third anniversary of the date of grant. The number of performance-based RSUs that convert to time-based RSUs will determined as follows:

◦	If the “change in control” occurs within 18 months following the commencement of the performance period, the number of RSUs will equal the target number of RSUs granted; or

◦
If the “change in control” occurs on or after the date that is 18 months following the commencement of the performance period, the number of RSUs will equal to the number that would have vested based on actual performance through the date of the “change in control.”

The dollar value of the Founders’ Grants and the First Annual Awards for each of our named executive officers were generally consistent with the recommendations made by FW Cook. The award values for the Founders’ Grants generally took into account the length of the named executive officer’s prior service with us, current cash compensation and holdings in the Company and executive benchmarking. The award values for the First Annual Awards were generally targeted near the median of peer company long-term incentive compensation, but also took into account the Board’s desire to maintain awards at relatively comparable values across the senior leadership team for reasons of internal pay equity.
In making its recommendations regarding our long-term incentive program structure and the values to be awarded, FW Cook considered aggregate long-term incentive levels, fully-diluted overhang, annual share usage, and fair-value transfer levels.
The dollar values awarded as Founders’ Grants and First Annual Awards at the time of our IPO were as follows:

Name	Founders’ Grant Dollar Value	First Annual Award Dollar Value
William J. Amelio	$3,594,721	$3,750,000
Peter Bartolotta	$1,026,230	$1,000,000
Joan S. Hooper	$165,475	$1,000,000
Michael J. O’Neill	$733,891	$700,000
Michael Summers	$733,891	$700,000

These values were then converted into a number of Founders’ Grant stock options and Founders’ Grant RSUs, as well as a number of First Annual Award stock options and First Annual Award RSUs. The number of shares underlying the awards that were stock options was determined using a Black-Scholes methodology; the number of units for the awards of time-based and performance-based RSUs was determined by taking the indicated dollar amount and dividing it by the per share price of our ordinary shares on the effective date of our IPO.
Conversion of Long-Term Incentives in CHC Cayman
In connection with our IPO, our named executive officers were provided the opportunity to (and did) (i) exchange their time and performance options in CHC Cayman, or T&P Options, for time-based restricted shares in CHC Group Ltd., or Time-Based RSAs, and (ii) exchange their Type I performance options and Type II performance options, to the extent applicable (the “Performance Options”) for performance-based restricted shares in CHC Group Ltd., or Performance-Based RSAs. This conversion was effected in a two-step process before and at the time of our IPO.
As a result of this conversion, our named executive officers who held T&P Options received 0.0087125 time-based restricted shares in CHC Group Ltd. for each T&P Option held. The number of Performance-Based RSAs varied by tranche based on the future in-the-money value that would have been derived upon attaining the specified return hurdles for the Performance Options (at approximately $40.00, $53.62 and $67.02 per share).
Subject to the named executive officer’s continued employment with us through each applicable vesting date, Time-Based RSAs vest as follows: one-third of the Time-Based RSAs vest on each of the dates that is six, 18 and 30 months following the IPO.
Subject to the named executive officer’s continued employment with us through each applicable vesting date, the Performance-Based RSAs were divided into three tranches, each of which vest based on the achievement of a share price hurdle (based on a 20-day trading average) that ties to the return hurdle in the outstanding Performance Options that were cancelled (approximately $40.00, $53.62 and $67.02). Notwithstanding the foregoing, subject to the named executive officer’s continued employment with us through the applicable vesting date, if the share price (based on a 20-day trading average) reaches $60.00, one-half of the Performance-Based RSAs that would have vested upon our shares achieving a $60.00 per share value will vest. However, for each of our named executive officers, if, in connection with a change in control, the per ordinary share consideration to be received in such transaction falls between one of the price hurdles described above, a portion of the restricted shares held by the executive that would have vested at $53.62, $60.00 and/or $67.02, as applicable, shall vest at the percentage derived from a fraction, the numerator of which is the per ordinary share consideration minus $40.00 and the denominator of which is $53.62, $60.00 and $67.02, as applicable, minus $40.00.
Once Time-Based RSAs have vested, there will be no transfer restrictions on such shares (other than as described below). Once Performance-Based RSAs have vested, such shares will remain subject to transfer restrictions and will only be transferable on a pro-rata basis as and when CaymanCo sells CHC Group Ltd. ordinary shares and distributes the proceeds to funds affiliated with First Reserve.
Upon a termination of employment for any reason, unvested restricted shares will be cancelled as of the date of termination; provided, however, that if the named executive officer’s employment is terminated under certain circumstances, including by us without cause, any Time-Based RSAs that remain outstanding and unvested will vest, but once vested, such shares will remain subject to transfer restrictions and will only be transferable on the dates that such shares would have otherwise vested had the executive remained employed through each applicable vesting date (other than as needed to satisfy the executive’s related tax withholding obligations).
Benefits and Perquisites
We also provide various other benefits to our named executive officers that are intended to be part of a competitive compensation program. These benefits include the following:

•
We provide matching contributions under our 401(k) plan of up to 4% of eligible base salary, subject to Internal Revenue Service limitations. This plan is a tax-qualified retirement plan and is extended to all eligible U.S. employees.

•	We have a Canadian defined contribution pension plan, pursuant to which we make matching contributions of up to 6% of employee contributions, subject to Canadian tax legislation limitations.

•
Tax return preparation services are provided by Deloitte Canada to certain executives, if they chose to utilize this service. Tax returns are processed in the U.S. and Canada as required by legislation in each country.

•
Like many multi-national companies, we provide tax equalization payments to certain of our employees, including some of our named executive officers, in order to neutralize the impact to them of working (and being subject to tax) in more than one country.

•	We reimburse our employees for certain expenses, such as relocation costs and certain business expenses.
We believe that these benefits are comparable to those offered by other companies that compete with us for executive talent.
Payments upon Termination or Change in Control
Post-IPO Employment Agreements
In connection with our IPO, we adopted a new form of employment agreement that superseded the previous employment agreements for all of our named executive officers. Under these new agreements, our named executive officers are provided a consistent set of terms and conditions, including terms relating to the provision of severance benefits in the event of termination of employment under various conditions. Our Board and Compensation Committee determined that providing appropriate severance benefits was helpful in attracting and retaining qualified executives, by providing income continuity following an unexpected termination. In addition, these arrangements provide the Company an additional means to protect its interest through the corresponding terms regarding confidentiality and restrictive covenants.
In general, the agreements provide each named executive officer with base salary and bonus levels, as well as for continuation of existing levels of benefits and perquisites. The agreements also provide for severance benefits to be paid in the event of termination related to a change in control, as well as for terminations unrelated to a change in control, if such terminations are not for “cause.” In addition, the agreements provide for certain “transition termination” payments to be made under certain circumstances, which are intended to assure an orderly transition for the Company upon the departure of a named executive officer.
Termination Not in Connection with a Change in Control
Under the agreements, in the event of the named executive officer’s termination of employment by us without cause (other than due to death or disability), and subject to the executive’s execution of a release of claims and compliance with the applicable restrictive covenants, the named executive officer will become eligible to receive:

•	cash severance benefits generally payable in installments and determined as a multiple of annual base pay;

•	continued medical, dental and vision coverage for up to 18 months for the executive and any covered dependents; and

•
a pro-rata annual bonus for the fiscal year in which the termination occurs based on the period of service and actual Company performance, payable at the time such bonus would have otherwise been paid had the named executive officer remained employed.

In the case of our Chief Executive Officer, the multiple used to determine the cash severance benefit is 1.5, and for the remaining named executive officers, the multiple is one. In addition, outstanding equity awards will be treated as more fully described under “Outstanding Equity at Fiscal Year End,” and “Potential Payments Upon Termination and Change in Control.”
Under the agreements, the term “Cause” is defined as the named executive officer’s: (i) commission of a felony, (ii) gross negligence, willful misconduct or insubordination with respect to the Company, any subsidiary or any affiliate of the Company or any subsidiary; (iii) breach of any obligations under any agreement with the Company or any subsidiary; (iv) willful and continued failure to substantially perform his or her duties and responsibilities, (v) commission of any activity constituting a material violation or breach under any federal, provincial or local law or regulation (excluding for greater certainty minor traffic violations) and (vi) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of the Company or any of its affiliates or subsidiaries. With respect to clauses (iii) and (iv), the named executive officer will be given notice and a 10-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period.

Termination in Connection with a Change in Control
Under the agreements, in the event of the named executive officer’s termination of employment within 24 months following a change in control by the executive for “good reason,” or by us without “cause,” and subject to the executive’s execution of a release of claims and compliance with the restrictive covenants, the named executive officer will become eligible to receive:

•	cash severance benefits payable in a lump sum and determined as a multiple of annual base pay plus annual target bonus; and

•	continued medical, dental and vision coverage for up to 18 months for the executive and any covered dependents.
In the case of our Chief Executive Officer, the multiple used to determine the cash severance benefit is 2.5, and for the remaining named executive officers, the multiple is two. In addition, outstanding equity awards will be treated as more fully described under “Outstanding Equity at Fiscal Year End,” and “Potential Payments Upon Termination and Change in Control.”
Notwithstanding the above, if the value of benefits received in a connection with a change in control would otherwise exceed the limit of Section 280G of the Internal Revenue Code with respect to the deductibility of compensation, and become subject to the related excise tax on such amounts under Section 4999 of the Internal Revenue Code, the named executive officer will be eligible to receive the total amount of such benefits, or such lesser amount as results in a higher net after-tax position, as determined by the independent accounting firm engaged to perform audit services for the Company immediately preceding the change in control.
Under the agreements, a termination may qualify for severance in this circumstance if it is by us (or our successor) not for Cause, or by the executive for “Good Reason.” For these purposes, the same definition of “Cause” is used as described above. The term “Good Reason” is defined as, without the named executive officer’s consent:
(i)A decrease in the named executive officer’s base salary and target bonus opportunity of more than 10% (i.e., a material reduction in base compensation), other than in connection with a comparable decrease in compensation for all executives of the Company;
(ii)The named executive officer’s duties or responsibilities are materially diminished; or
(iii)A relocation of the named executive officer’s primary work location by more than 50 miles from his or her previous work location as of the effectiveness of our IPO; or
(iv)The failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets of the Company to materially assume and materially agree to perform under the terms of the agreement.
To qualify as a Good Reason termination, the named executive officer must resign from all positions he or she then holds with the Company within 60 days following any of the above-referenced events, provided the named executive officer has given the Company written notice of such event within 30 days after the first occurrence of such event and the Company has not cured such event within 30 days thereafter.
Transition Terminations
In order to provide for an orderly succession and transition plan for senior management, in the case of a voluntary termination by our Chief Executive Officer more than one year after our IPO, but before the second anniversary of our IPO, and following a determination by the Board that he has satisfactorily fulfilled his obligations to the Company, and in consideration of his agreement to provide transition services for a mutually agreed-upon period of time, our Chief Executive Officer will be eligible to receive, subject to his execution of a release of claims and compliance with applicable restrictive covenants:

•	six months of base salary, generally payable in installments;

•	continued medical, dental and vision coverage for up to 12 months for himself and his eligible dependents; and

•
a pro-rated annual bonus for the fiscal year in which his termination occurs based on his period of service and actual Company performance, payable at the time such bonus would otherwise have been paid had he remained employed.

Our other named executive officers are eligible for the same type and amount of benefits in the case of a voluntary termination no less than six months after a transition termination by Mr. Amelio, if he or she agrees to provide transition services for a mutually agreed-upon period of time, and the named executive officer executes a release of claims and continues to comply with the applicable restrictive covenants. With respect to all named executive officers, outstanding equity awards will be treated upon a Transition Termination as more fully described under “Outstanding Equity at Fiscal Year End,” and “Potential Payments Upon Termination and Change in Control.”
Benefits Upon Death or Disability
In the case of the named executive officer’s death or total disability prior to any other termination event, we will arrange for the provision of additional insurance coverage that will provide benefits or payments in amounts that he would have received in the event of termination without cause. In addition, outstanding equity will be treated the same as if the executive terminated employment under circumstances that qualified as a transition termination.
Other Compensation-Related Matters
Equity Compensation Policies. Our Board or Compensation Committee approves equity awards for all employees at the vice-president level and above, including the named executive officers. Awards are approved either at a regularly-scheduled meeting of the Compensation Committee (or the independent members of the Board, in the case of the Chief Executive Officer), or by unanimous written consent. The effective date of the grant is generally the date of the meeting, or in the case of grants effective upon our IPO, as of a future date.
The exercise price of the stock options is not less than the closing price of our ordinary shares on the grant date of the stock option. We have no practice of timing grants of stock options or restricted share awards to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for purposes of affecting the value of the compensation awarded to our named executive officers or any other employee.
We encourage our named executive officers to hold a significant equity interest in our Company, but we have not set specific stock ownership guidelines to date.
We have adopted a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging or pledging transactions or other inherently speculative transactions with respect to our ordinary shares.
Tax Effects of Executive Compensation. Due to our status as a newly-public company, pursuant to Treasury regulations issued under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we are eligible for a transition period of approximately three years after the date of our IPO with respect to the limitation on deductibility for certain awards of executive compensation of over $1 million. However, following that transition period, or to the extent it does not apply to certain awards, our Compensation Committee will consider the impact of the deduction limitation imposed by Code Section 162(m) in establishing and implementing compensation policies and practices. The Compensation Committee may grant compensation that qualifies as performance-based compensation when it determines that it is in the best interest of the Company, but we have not established a policy that requires all compensation paid to our named executive officers to be fully deductible.

The Compensation Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.
Accounting Considerations. The accounting impact of our compensation programs is one of several factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs. In general, the Company accounts for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or (“ASC 718”), which requires us to estimate and record an expense over the service period of the equity award, and our cash compensation is recorded as an expense at the time the obligation is accrued.
Compensation Recovery Policy. Consistent with the requirements of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and our principal financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC final regulations on the subject become effective.

Summary Compensation Table – Fiscal Year 2014

The following table provides information concerning the compensation of Chief Executive Officer, our Chief Financial Officer, and the three other most highly paid executive officers (collectively, our “named executive officers”) for the fiscal year ended on April 30, 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
William J. Amelio, President and Chief Executive Officer	2014	783,691	—	3,686,258	3,658,463	—	30,806	8,159,218
	2013	764,298	—	—	—	1,654,857	47,171	2,466,326
	2012	765,491	—	—	—	2,250,000	795,293	3,810,784
Joan S. Hooper, Senior Vice President and Chief Financial Officer	2014	485,801	—	721,267	444,208	—	49,336	1,700,612
	2013	478,739	—	—	—	563,045	50,254	1,092,038
	2012	255,769	150,000	—	—	265,819	34,094	705,682
Peter Bartolotta, President and Chief Operating Officer, Helicopter Services	2014	517,981	—	1,005,316	1,020,914	—	12,025	2,556,236
	2013	401,923	500,000	—	—	413,714	—	1,315,637
	—	—	—	—	—	—	—	—
Michael J. O’Neill, Senior Vice President, Chief Legal Officer	2014	460,801	—	708,844	725,047	—	12,025	1,906,717
	2013	453,739	—	—	—	533,630	18,964	1,006,333
	2012	450,000	—	—	—	547,453	49,197	1,046,650
Michael Summers, Senior Vice President, Human Resources	2014	460,801		708,844	725,047	—	24,944	1,919,636
	2013	453,739	—	—	—	533,630	31,074	1,018,443
	2012	460,346	—	—	—	547,453	77,899	1,085,698

(1)
During fiscal 2014, Mr. Amelio was paid in Canadian dollars for the period May 1, 2013 through December 31, 2013, and for purposes of this table, those amounts were converted to U.S. dollars using the exchange rate in effect on January 3, 2013, which was one Canadian dollar being equivalent to $0.9948 U.S. dollars.

(2)	Amounts represent signing bonuses paid pursuant to the terms of the named executive officer’s employment agreements.

(3)
Amounts represent value of restricted share unit awards granted during fiscal 2014, and includes both Founders’ Grants issued in connection with our IPO, and First Annual Awards issued on account of fiscal 2015. For our named executive officers other than Ms. Hooper, approximately one-half the value of these awards is allocable to fiscal 2015 compensation, as a portion would have otherwise been awarded in our fiscal 2015, and reported next year’s proxy statement. For Ms. Hooper, a larger percentage is allocable to the First Annual Awards issued with respect to fiscal 2015 because the value of her Founders’ RSU Grant was lower.

(4)
Amounts represent value of options granted during fiscal 2014, and includes both Founders’ Grants issued in connection with our IPO and First Annual Awards issued on account of fiscal 2015. For our named executive officers other than Ms. Hooper, approximately one-half the value of these awards is allocable to fiscal 2015 compensation, as a portion would have otherwise been awarded in our fiscal 2015, and reported next year’s proxy statement. For Ms. Hooper, a larger percentage is allocable to the First Annual Award issued with respect to fiscal 2015 because the value of her Founders’ Option Grants was lower.

(5)
As discussed above in “Analysis of Elements of Compensation: Annual Incentive Pay,” no bonuses were paid to any named executive officer under the Bonus Plan on account of performance during fiscal 2014.

(6)	Amounts represent the following:

Named Executive Officer	Company Contributions to a defined contribution plan ($) (a)	Tax Equalization payments ($) (b)	Tax preparation fees ($) (c)	Other ($) (d)	Total ($)
William J. Amelio	7,384	0	14,603	8,819	30,806
Joan S. Hooper	10,200	32,656	6,480	0	49,336
Peter Bartolotta	10,200	0	1,825	0	12,025
Michael J. O’Neill	10,200	0	1,825	0	12,025
Michael Summers	10,200	12,919	1,825	0	24,944

a.
Amounts represent the Company’s contributions to the Canada Pension Plan on behalf of Mr. Amelio, and matching contributions to our U.S. 401(k) plan on behalf of Ms. Hooper and Messrs. Bartolotta, O’Neill and Summers. For purposes of this table, the amount of the Company’s contributions to the Canada Pension Plan were converted to U.S. dollars using the exchange rate in effect on April 30, 2014, which was one Canadian dollar being equivalent to $0.9127 U.S. dollars.

b.	Amounts represent tax equalization payments made by the Company to neutralize the impact to our employees of working and being subject to tax in more than one jurisdiction.

c.	Amounts include fees paid for preparation of tax returns in both the U.S. and Canada for those executives subject to tax in both jurisdictions.

d.	Amounts represent reimbursement for certain travel expenses related to spousal accompaniment to select business events.

Grants of Plan-Based Awards – Fiscal Year 2014

The following table provides information on stock and option awards, and other plan-based awards, granted to our named executive officers during the fiscal year ended April 30, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Approval	Threshold($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
William J. Amelio, President and Chief Executive Officer	-	-				-	-	-	-	-	-	-
Annual Bonus			78,369	783,691	2,351,073
Founders: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	583,163	10.00	2,408,463
Founders: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	118,626	-	-	1,186,258
FY15: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	302,663	10.00	1,250,000
FY15: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	125,000	-	-	1,250,000
FY15: Perf-based RSU	1/16/2014	12/16/2013	-	-	-	-	1,250,000	2,500,000	-	-	-	1,250,000
Joan S. Hooper, Senior Vice President and Chief Financial Officer		-				-	-	-	-	-	-	-
Annual Bonus			41,293	412,930	825,860
Founders: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	26,845	10.00	110,868
Founders: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	5,461	-	-	54,607
FY15: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	80,710	10.00	333,340
FY15: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	33,333	-	-	333,330
FY15: Perf-based RSU	1/16/2014	12/16/2013	-	-	-	-	333,330	666,660	-	-	-	333,330
Peter Bartolotta, President and Chief Operating Officer, Helicopter Services	-	-				-	-	-	-	-	-	-
Annual Bonus			44,028	440,284	880,568
Founders: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	166,483	10.00	687,574
Founders: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	33,866	-	-	338,656
FY15: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	80,710	10.00	333,340
FY15: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	33,333	-	-	333,330
FY15: Perf-based RSU	1/16/2014	12/16/2013	-	-	-	-	333,330	666,660	-	-	-	333,330
Michael O’Neill, Senior Vice President, Legal	-	-				-	-	-	-	-	-	-
Annual Bonus			39,168	391,680	783,360
Founders: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	119,057	10.00	491,707
Founders: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	24,218	-	-	242,184
FY15: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	56,497	10.00	233,340
FY15: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	23,333	-	-	233,330
FY15: Perf-based RSU	1/16/2014	12/16/2013	-	-	-	-	233,330	466,660	-	-	-	233,330
Michael Summers, Senior Vice President, Human Resources	-	-				-	-	-	-	-	-	-
Annual Bonus			39,168	391,680	783,360
Founders: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	119,057	10.00	491,707
Founders: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	24,218	-	-	242,184
FY15: stock option	1/16/2014	12/16/2013	-	-	-	-	-	-	-	56,497	10.00	233,340
FY15: Time-based RSU	1/16/2014	12/16/2013	-	-	-	-	-	-	23,333	-	-	233,330
FY15: Perf-based RSU	1/16/2014	12/16/2013	-	-	-	-	233,330	466,660	-	-	-	233,330

(1)
Amounts represent the range of possible cash payouts for fiscal 2014 under our Bonus Plan. The target bonus as a percentage of cumulative base pay for our Chief Executive Officer is 100%, and for the other named executive officers is 85% of base pay. As discussed above in “Analysis of Elements of Compensation; Annual Incentive Pay,” no bonus was paid to any named executive officers under our Bonus Plan in fiscal 2014.

(2)
Amounts represent the ranges of shares that may be released at the end of the three-year performance period under the performance-based RSUs granted as part of the First Annual Awards, as described more fully above in “Analysis of Elements of Compensation; Long-Term Incentive Compensation.”

(3)
Amounts represent the time-based RSUs awarded as part of the Founders’ Grants and the First Annual Awards, as described more fully above in “Analysis of Elements of Compensation; Long-Term Incentive Compensation.”

(4)
Amounts represent the shares underlying the nonstatutory stock options awarded as part of the Founders’ Grants and the First Annual Awards, as described more fully above in “Analysis of Elements of Compensation; Long-Term Incentive Compensation.”

(5)
In accordance with applicable SEC rules, this column shows the aggregate grant date fair value of the stock options and restricted share units granted to the named executive officers during fiscal 2014. For additional information on the valuation assumptions, refer to Note 19, ‘‘Stock Based Compensation,’’ to our consolidated financial statements for the fiscal year ended April 30, 2014, in the Annual Report on Form 10-K. Amounts do not include long-term incentive awards previously granted to the named executive officers under the 2011 Management Equity Plan sponsored by CHC Cayman, which awards were converted at the time of our IPO to awards under our 2013 Plan, because those awards were originally granted in prior years.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of April 30, 2014.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
William Amelio, President and Chief Executive Officer
Conversion Time-based RSAs				96,974 (2)	654,575
Conversion Perf-based RSAs						300,587 (3)	2,028,962
Founders: stock option	583,163 (4)	10	1/16/2024
Founders: Time-based RSU				118,626 (5)	800,726
FY15: stock option	302,663 (6)	10	1/16/2024
FY15: Time-based RSU				125,000 (7)	843,750
FY15: Perf-based RSU						125,000 (8)	843,750
Joan Hooper, Senior Vice President and Chief Financial Officer
Conversion Time-based RSAs				24,244 (2)	163,647
Conversion Perf-based RSAs						50,541 (3)	341,152
Founders: stock option	26,845 (4)	10	1/16/2024
Founders: Time-based RSU				5,461 (5)	36,862
FY15: stock option	80,710 (6)	10	1/16/2024
FY15: Time-based RSU				33,333 (7)	224,998
FY15: Perf-based RSU						33,333 (8)	224,998
Peter Bartolotta, President and Chief Operating Officer, Helicopter Services
Conversion Time-based RSAs				23,891 (2)	161,264
Conversion Perf-based RSAs						90,802 (3)	612,914
Founders: stock option	166,483 (4)	10	1/16/2024
Founders: Time-based RSU				33,866 (5)	228,596
FY15: stock option	80,710 (6)	10	1/16/2024
FY15: Time-based RSU				33,333 (7)	224,998
FY15: Perf-based RSU						33,333 (8)	224,998
Michael Summers, Senior Vice President, Human Resources
Conversion Time-based RSAs				24,244 (2)	163,647
Conversion Perf-based RSAs						50,541 (3)	341,152
Founders: stock option	119,057 (4)	10	1/16/2024
Founders: Time-based RSU				24,218 (5)	163,472
FY15: stock option	56,497 (6)	10	1/16/2024
FY15: Time-based RSU				23,333 (7)	157,498
FY15: Perf-based RSU						23,333 (8)	157,498
Michael O’Neill, Senior Vice President, Legal
Conversion Time-based RSAs				24,244 (2)	163,647
Conversion Perf-based RSAs						50,541 (3)	341,152
Founders: stock option	119,057 (4)	10	1/16/2024
Founders: Time-based RSU				24,218 (5)	163,472
FY15: stock option	56,497 (6)	10	1/16/2024
FY15: Time-based RSU				23,333 (7)	157,498
FY15: Perf-based RSU						23,333 (8)	157,498

(1)	For purposes of this table, values were determined using the closing sale price per share of our ordinary shares on April 30, 2014, the last business day of our last fiscal year, which was $6.75.

(2)
These Time-Based RSAs vest as follows: 1/3 will vest on the date that is 6 months following the date of grant; an additional 1/3 will vest on the date that is 18 months following the date of grant; and the remaining 1/3 will vest on the date that is 30 months following the date of grant.

(3)
These Performance-Based RSAs vest in three tranches, each of which will vest based on the achievement of a share price hurdle (based on a 20 day trading average) that ties to a current return hurdle of approximately $40.00, $53.62 and $67.02, respectively. In addition, if the share price (based on a 20 day trading average) reaches $60.00, one-half of the Performance-Based RSAs that would have vested upon our shares achieving a $60.00 per share value will vest. Additionally, if, in connection with a change in control, the per ordinary share consideration to be received in such transaction falls between one of the price hurdles described above, a portion of the restricted shares held by the executive that would have vested at $53.62, $60.00 and/or $67.02, as applicable, will vest at the percentage derived from a fraction, the numerator of which is the per ordinary share consideration minus $40.00 and the denominator of which is $53.62, $60.00 and $67.02, as applicable, minus $40.00.

(4)
These Founders’ Grant stock options vest in three equal annual installments, beginning with the first anniversary of our IPO. In addition, each named executive officer’s stock option will fully vest in the event of a change in control in which the option is not assumed, continued or substituted for by the acquiring or surviving entity or if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason within 24 months following a change in control in which the option is assumed, continued or substituted for by the acquiring or surviving entity. Additionally, if the named executive officer’s employment is terminated due to retirement, death, disability or a Transition Termination, vesting will continue on the originally scheduled vesting dates. These stock options expire 10 years following the grant date.

(5)
These Founders’ RSUs vest in three equal annual installments, beginning with the first anniversary of our IPO. In addition, each Executive’s RSUs will fully vest in the event of a change in control in which the RSUs are not assumed, continued or substituted for by the acquiring or surviving entity or if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason within 24 months following a change in control in which the RSUs are assumed, continued or substituted for by the acquiring or surviving entity. Additionally, if the named executive officer’s employment is terminated due to retirement, death, disability or a Transition Termination or by us without cause, vesting will continue on the originally scheduled vesting dates, unless terminated earlier pursuant to the terms of the award agreement.

(6)
These First Annual Award stock options vest in three equal annual installments, beginning with the first anniversary of our IPO. In addition, each named executive officer’s stock option will fully vest in the event of a change in control in which the option is not assumed, continued or substituted for by the acquiring or surviving entity or if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason within 24 months following a change in control in which the option is assumed, continued or substituted for by the acquiring or surviving entity. Additionally, if the named executive officer’s employment is terminated due to retirement, death, disability or a Transition Termination, vesting will continue on the originally scheduled vesting dates. These options expire 10 years following the grant date, unless terminated earlier pursuant to the terms of the award agreement.

(7)
These First Annual Award time-based RSUs vest in three equal annual installments, beginning with the first anniversary of our IPO. In addition, each named executive officer’s RSUs will fully vest in the event of a change in control in which the RSUs are not assumed, continued or substituted for by the acquiring or surviving entity or if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason within 24 months following a change in control in which the RSUs are assumed, continued or substituted for by the acquiring or surviving entity. Additionally, if the named executive officer’s employment is terminated due to retirement, death, disability or a Transition Termination, vesting will continue on the originally scheduled vesting dates.

(8)
The vesting of these First Annual Award performance-based RSUs will be determined following the third anniversary following their grant date based on a percentage of the performance target achieved as of the conclusion of the performance period. The vesting of such RSUs will be accelerated if in the event of a change in control such

RSUs are not assumed, continued or substituted for by the acquiring or surviving entity or the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason within 24 months of the change in control. In addition, in the event the named executive officer dies or becomes disabled, a pro-rata portion of the target award will vest based on the time elapsed as of the termination and the remaining RSUs will be forfeited. If the named executive officer retires, a pro-rata portion of these RSUs will vest based on the time elapsed as of the date of termination and based on actual performance during the performance period. Additionally, upon a change in control, these RSUs will be converted into a number of time-based RSUs, which will generally vest, subject to the named executive officer’s continued employment, on the third anniversary of the date of grant.

Option Exercises and Stock Vested—Fiscal Year 2014
None of our named executive officers had options that were exercised or stock that vested during the 2014 fiscal year.
Pension Benefits—Fiscal Year 2014
None of our named executive officers accrued any pension benefits in the 2014 fiscal year.
Non-Qualified Deferred Compensation—Fiscal Year 2014

The following table provides information regarding earnings and balances for our named executive officers relating to vested RSUs that provide for the deferred issuance of Ordinary B shares of CHC Cayman underlying these awards:

Name	Aggregate Earnings (Losses) in Last FYE ($)(1)	Aggregate Balance at Last FYE ($)(2)
Joan S. Hooper
Vested but Undelivered RSUs	(17,537)	5,570
Peter Bartolotta
Vested but Undelivered RSUs	(70,146)	22,282
Michael J. O’Neill
Vested but Undelivered RSUs	(35,073)	11,141
Michael Summers
Vested but Undelivered RSUs	(17,537)	5,570

(1)
Each of the named executive officers other than Mr. Amelio holds vested RSUs which will be settled in Ordinary B shares of CHC Cayman on the earlier of (i) the fifth anniversary of the date of grant; and (ii) the date of a 409A Change of Control (as such term is defined in the CHC Cayman 2011 Management Equity Plan). The number of vested RSUs held by these named executive officers is as follows: Ms. Hooper (33,010); Mr. Bartolotta (132,040); Mr. O’Neill (66,020) and Mr. Summers (33,010). The amounts reported in column (1) reflect the estimated decrease in value of these vested RSUs between April 30, 2013 and April 30, 2014. Because there is no public market for these equity securities, the market value of these CHC Cayman RSUs is not readily determinable. However, solely for purposes of the disclosure required in this table, we have estimated the fair market value of an Ordinary B share on April 30, 2014 as $0.16875, by taking into account our share price at April 30, 2014 ($6.75), divided by the 40:1 split ratio. Using this estimated value, the fair market value of shares underlying these deferred RSUs decreased from April 30, 2013 to April 30, 2014 by $0.53125 per share.

(2)	Amounts reported using the estimated fair market value of one Ordinary B share of CHC Cayman, as determined above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The amounts in this table assume that the named executive officers terminated employment effective April 30, 2014 pursuant to the indicated events; the closing price of our ordinary shares on that date was $6.75. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from the retirement plans and payment of accrued vacation. As of the end of our fiscal 2014, none of our named executive officers had attained sufficient age and service to qualify for “retirement” treatment under the terms of any plan or equity award.

			Long-Term Incentive Programs
Name	Event	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Shares/Units ($)	Performance Shares/Units ($)(3)	Total ($)
William J. Amelio	Voluntary/For Cause Termination	0	0	0	0	0
	CIC w/o Assumption of Equity(4)	0	0	2,299,050	843,750	3,142,800
	Transition Termination(5)	437,500	0	2,299,050	0	2,736,550
	Not for Cause Termination(6)	1,312,500	0	1,455,300	0	2,767,800
	CIC Termination(7)	4,375,000	0	2,299,050	2,872,712	9,546,762
	Death/Disability(8)	1,312,500	0	2,299,050	80,137	3,691,687

Joan S. Hooper	Voluntary/For Cause Termination	0	0	0	0	0
	CIC w/o Assumption of Equity(4)	0	0	425,507	224,998	650,505
	Transition Termination(5)	242,900	0	425,507	0	668,407
	Not for Cause Termination(6)	485,800	0	200,509	0	686,309
	CIC Termination(7)	1,797,460	0	425,507	566,150	2,789,117
	Death/Disability(8)	485,800	0	425,507	21,370	932,677

Peter Bartolotta	Voluntary/For Cause Termination	0	0	0	0	0
	CIC w/o Assumption of Equity(4)	0	0	614,858	224,998	839,856
	Transition Termination(5)	275,000	0	614,858	0	889,858
	Not for Cause Termination(6)	550,000	0	389,860	0	939,860
	CIC Termination(7)	2,035,000	0	614,858	837,911	3,487,769
	Death/Disability(8)	550,000	0	614,858	21,370	1,186,228

Michael J. O’Neill	Voluntary/For Cause Termination	0	0	0	0	0
	CIC w/o Assumption of Equity(4)	0	0	484,616	157,498	642,114
	Transition Termination(5)	230,400	0	484,616	0	715,016
	Not for Cause Termination(6)	460,800	0	327,119	0	787,919
	CIC Termination(7)	1,704,960	0	484,616	498,650	2,688,226
	Death/Disability(8)	460,800	0	484,616	14,959	960,375

Michael Summers	Voluntary/For Cause Termination	0	0	0	0	0
	CIC w/o Assumption of Equity(4)	0	0	484,616	157,498	642,114
	Transition Termination(5)	230,400	0	484,616	0	715,016
	Not for Cause Termination(6)	460,800	0	327,119	0	787,919
	CIC Termination(7)	1,704,960	0	484,616	498,650	2,688,226
	Death/Disability(8)	460,800	0	484,616	14,959	960,375

(1)
Total cash severance excludes the value of continuing medical coverage that a named executive officer may elect for him or herself and any eligible dependents for the period of available coverage. Continuing coverage is available for up to 12 months under a Transition Termination, and up to 18 months under a Not for Cause Termination and a CIC Termination. Current COBRA rates range from $1,246 to $2,138/month, for maximum additional cost of between $22,428 and $38,484 for each named executive officer.

(2)
The exercise price of all outstanding stock options was in excess of our share price as of April 30, 2014, and therefore no value would have been realized by any named executive officer under any of the circumstances described in this table.

(3)	Calculations assume that performance-based RSUs converted to time-based units at the target number of shares.

(4)
Upon a change in control in which equity awards are not assumed, continued or substituted for by a successor, the Founders’ Grant and the First Annual Awards will receive accelerated vesting; with respect to the awards converted from CHC Cayman, unvested performance-based restricted share awards will be forfeited, and the Compensation Committee will determine the treatment of the unvested time-based restricted share awards. For purposes of disclosure in this table only, the values shown assume the Compensation Committee provided for full acceleration of unvested time-based restricted share awards.

(5)
Upon a Transition Termination, each named executive officer is entitled to pro-rata vesting of the performance-based awards subject to a relative total shareholder return metric, and up to ten years from the date of our IPO to achieve price hurdles under the performance-based awards with such hurdles. As neither metrics had been achieved as of April 30, 2014, no portion of the performance-based award values have been included in these calculations.

(6) Upon a Not for Cause Termination, the Founders’ Grant RSUs continue to vest subject to continued compliance with the post-termination restrictive covenants, and the Conversion time-based awards vest in full but remain subject to transfer restrictions. For purposes of the disclosure in this table only, these awards are valued as having accelerated in full, and with no discount for non-transferability, as of April 30, 2014.

(7)
Upon a termination by the Company without cause or by the named executive officer with good reason within 24 months following a change in control in which equity awards are assumed, continued or substituted for by a successor, the Founders’ Grants and First Annual Awards will receive accelerated vesting; with respect to the awards converted from CHC Cayman, unvested time-based restricted share awards will receive accelerated vesting but will remain subject to the transfer restrictions until the original vesting dates, and treatment of unvested performance-based awards will be determined in the discretion of the Compensation Committee. For purposes of disclosure in this table only, the values shown assume the Compensation Committee provided for full acceleration of unvested performance-based restricted share awards.

(8)
Upon death or disability, time-based equity awards receive accelerated vesting, the performance-based First Annual Awards receive pro-rata vesting of the target number of shares, and unvested performance-based restricted shares (converted CHC Cayman awards) are forfeited.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of April 30, 2014, consisting of the 2013 Plan and our 2013 Employee Share Purchase Plan (“ESPP”). No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans. All of our Equity Compensation Plans that were in effect as of April 30, 2014 were adopted with the approval of our security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price of Outstanding Options and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	4,260,904 (4)	$10.00	5,158,818
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

Total	4,260,904		5,158,818

(1)	Includes securities issuable under our 2013 Plan. As of April 30, 2014, no offering periods had commenced under the ESPP.
(2)
The weighted average exercise price does not take into account (i) restricted share unit and restricted share awards (both time-based and performance-based), which have no exercise price, and (ii) certain option awards, which have an exercise price of $0.0001 per share, granted to certain Canadian employees in exchange for their options in CHC Cayman, due to requirements of local law with respect to the conversion of the CHC Cayman awards.

(3)
Total shares originally reserved under our Equity Compensation Plans consisted of (i) 7,500,000 ordinary shares available for issuance under our 2013 Plan and (ii) 2,812,015 ordinary shares available for issuance under our ESPP, all of which remains available for issuance.

(4)	Includes options to purchase a total of 2,783,273 ordinary shares and 1,477,631 of our ordinary shares subject to restricted share unit and restricted share awards under the 2013 Plan.

TRANSACTIONS WITH RELATED PERSONS
Shareholders’ Agreement
In connection with the Company’s IPO, the Company entered into a shareholders’ agreement with its financial sponsor and the financial sponsor’s affiliates (the “Sponsor Group”). This agreement requires the Company to nominate a number of individuals designated by the financial sponsor for election as the Company’s directors at any meeting of its shareholders (each a “Sponsor Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly-authorized committee of the Board, as a director of the Company, the number of Sponsor Directors serving as directors of the Company is equal to: (1) if the Sponsor Group together beneficially owns at least 50% of the total voting power of the Company’s ordinary shares as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising the Board; (2) if the Sponsor Group together beneficially owns at least 40% (but less than 50%) of the total voting power of the Company’s ordinary shares as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising the Board; (3) if the Sponsor Group together beneficially owns at least 30% (but less than 40%) of the total voting power of the Company’s ordinary shares as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising the Board; (4) if the Sponsor Group together beneficially owns at least 20% (but less than 30%) of the total voting power of the Company’s ordinary shares as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising the Board; and (5) if the Sponsor Group together beneficially owns at least 5% (but less than 20%) of the total voting power of the Company’s ordinary shares as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising the Board. Sponsor Directors may be removed only with the consent of the financial sponsor. In the case of a vacancy on the Board created by the removal or resignation of a Sponsor Director, the shareholders’ agreement requires the Company to nominate an individual designated by the financial sponsor for election to fill the vacancy.
In addition, the shareholders’ agreement and the Company’s Articles of Association require that certain amendments to the Articles of Association and any change to the number of the Company’s directors require the consent of the financial sponsor.
The shareholders’ agreement will remain in effect until the financial sponsor is no longer entitled to nominate a Sponsor Director pursuant to the shareholders’ agreement, unless the financial sponsor requests that it terminate at an earlier date.
Transactions with Shareholders
At April 30, 2013, the Company had $2.0 million in payables and accruals due to and $0.1 million in receivables due from its ultimate parent company.
At April 30, 2013, the Company had an outstanding loan of $25.0 million due to funds affiliated with First Reserve, the proceeds of which were ultimately used as an equity cure, to enable the Company to comply with its financial covenants under one of the Company’s helicopter lease facilities. On June 24, 2013, this loan was repaid.
On July 16, 2013, the Company borrowed $25.0 million from funds affiliated with First Reserve. On July 19, 2013, this loan was repaid.
At April 30, 2014, the Company had $2.0 million in payables and accruals due to CHC Cayman.
On December 16, 2013, the Company provided its named executive officers the opportunity to exchange their options to purchase Ordinary B shares in 6922767 Holding (Cayman) Inc. (“CHC Cayman”) granted pursuant to the 2011 MEP into restricted shares in the Company. See “Executive Compensation—Analysis of Elements of Compensation—Conversion of Long-Term Incentives in CHC Cayman.” Similarly, Mr. Lewis elected to convert his right to receive restricted share awards of CHC Cayman on account of his service on that board for restricted shares of the Company at the time of the IPO.
Certain funds affiliated with First Reserve hold approximately 100% of the equity interests in Hover SE Leasing, or Hover, which indirectly owns a minority interest in 31 helicopters. Through Hover, First Reserve leases such helicopters to us pursuant to long-term leases ranging in duration between eight and ten years at arm's length market prices. For the fiscal year ended April 30, 2014, we paid $50.4 million in connection with such leases.
Transactions with a Company Previously Subject to Significant Influence
In the course of its regular business activities, the Company entered into routine transactions with Aero Contractors Company of Nigeria Limited (“ACN”). During the year ended April 30, 2010, the Company agreed to convert $30.0 million of the trade receivable balance due from ACN into a term loan. On July 1, 2010, the Company entered into a term loan agreement with ACN to forgive $15.0 million of the trade receivable balance, which reduced the outstanding indebtedness owed by ACN to the Company from $27.5 million to $12.5 million. Under the new agreement, the term loan is non-interest bearing until the occurrence of an event of default. The loan is repayable in monthly installments commencing July 31, 2012.
On July 1, 2010, the Company sold its interests in ACN for consideration of 1 Nigerian naira and ACN ceased to be a related party. Prior to the sale of its interests in ACN, the Company earned $9.4 million in revenues in the course of regular business activities (April 30, 2010—$60.7 million). These transactions were measured at the amounts exchanged, which is the amount of consideration determined and agreed to by the related parties. All outstanding balances due from ACN were fully provided.
Statement of Policy Regarding Transactions with Related Persons
The Board adopted a written statement of policy regarding transactions with related persons, which is referred to as the Company’s “related person policy.” The Company’s related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the Company’s Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by the Company under Item 404(a) of Regulation S-K in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to the Board. No related person transaction will be executed without the approval or ratification of the Board or a duly authorized committee of the Board. It is the Company’s policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Indemnification Agreements with Executive Officers and Directors
The Company has entered into indemnification agreements with its executive officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to executive officers or directors, the Company has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company’s shareholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Lynn Tyson, Vice President, Investor Relations at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands or contact the same at +1 (914) 485-1150. Shareholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Russ Hill
Corporate Secretary
July 30, 2014
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended April 30, 2014 is available without charge upon written request to: Corporate Secretary, CHC Group Ltd., 190 Elgin Avenue George Town, Grand Cayman, KY1-9005, Cayman Islands.

CHC GROUP LTD.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 10, 2014.

Vote by Internet

- Go to **www.envisionreports.com/HELI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and for every 3 YEARS on Proposal 3.

+

1. Election of Directors:	For	Withhold
01 - Jonathan Lewis Ph.D	☐	☐
02 - John Mogford	☐	☐

	For	Against	Abstain
2. To approve, on advisory basis, compensation of Company's named executive officers, as disclosed in the proxy statement.	☐	☐	☐
4. To ratify appointment of Ernst & Young LLP as independent registered public accounting firm of Company for fiscal 2015.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To indicate, on advisory basis, preferred frequency of shareholder votes on Compensation of Company's named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 2 0 5 3 4 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

01VSLE

2014 Annual Meeting Admission Ticket

2014 Annual General Meeting of
CHC Group Ltd. Shareholders

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice of the Annual Meeting, the Proxy Statement, the 2014 10K/Annual Report are available at: www.envisionreports.com/HELI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CHC GROUP LTD.

Notice of 2014 Annual General Meeting of Shareholders

The Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022
Proxy Solicited by Board of Directors for Annual Meeting — September 11, 2014

William J. Amelio and William E. Macaulay, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of CHC Group Ltd. to be held on September 11, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1, FOR Proposal 2, FOR Proposal 4 and EVERY 3 YEARS for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)